UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.______)
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Bridgepoint Education, Inc.
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13500 Evening Creek Drive North
San Diego, California 92128

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders of Bridgepoint Education, Inc.:
Notice is hereby given that the 2014 Annual Meeting of Stockholders (“Annual Meeting”) of Bridgepoint Education, Inc., a Delaware corporation, will be held on Wednesday, May 28, 2014, at 9:00 a.m. (Pacific time) for the following purposes:

1.	To elect three Class II directors, Dale Crandall, Adarsh Sarma and Dr. Marye Anne Fox, for a three-year term to expire at the 2017 Annual Meeting of Stockholders;

2.	To vote, on an advisory basis, regarding the compensation of the named executive officers for the year ended December 31, 2013, as set forth in the 2014 Proxy Statement;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

4.	To transact such other business as may be properly brought before the Annual Meeting or any adjournment thereof.
The Annual Meeting will be a completely virtual meeting of stockholders. To participate, vote, or submit questions during the Annual Meeting via live webcast, please visit www.virtualshareholdermeeting.com/BPI2014. You will not be able to attend the Annual Meeting in person.
We have also elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission's “notice and access” rules. We believe these rules allow us to provide you with the information you need while reducing our delivery costs and the environmental impact of the Annual Meeting. Our Board of Directors has fixed the close of business on March 31, 2014, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. Our proxy materials were first sent or given on April 18, 2014, to all stockholders as of the record date.
Whether or not you expect to attend the Annual Meeting via live webcast, please vote as soon as possible to ensure your vote is counted at the meeting. You may vote over the Internet, by telephone or, if you request to receive printed proxy materials, by mailing a proxy or voting instruction card. You may also vote your shares during the Annual Meeting. Please review the instructions on each of your voting options described in this proxy statement, as well as in the Notice of Internet Availability of Proxy Materials or proxy card you received by mail.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The accompanying proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2013, are available to view and download at https://materials.proxyvote.com/10807M. We also encourage you to review our interactive 2013 Annual Review that is available on our website at http://www.bridgepointeducation.com/annual_review_2013/.

By Order of the Board of Directors,

/s/ Diane L. Thompson
Diane L. Thompson Senior Vice President, Secretary and General Counsel
San Diego, California
April 18, 2014

13500 Evening Creek Drive North
San Diego, California 92128

2014 PROXY STATEMENT

General Information
The Board of Directors of Bridgepoint Education, Inc., a Delaware corporation (“Bridgepoint,” “the company,” “we,” “us” or “our”), has made these proxy materials available to you on the Internet or, upon your request, has delivered these proxy materials to you in connection with the solicitation of proxies for use at the 2014 Annual Meeting of Stockholders (“Annual Meeting”). The Annual Meeting will be held via Internet webcast on Wednesday, May 28, 2014, at 9:00 a.m. (Pacific Time), or at any adjournment or postponement thereof, for the purposes stated herein. These proxy materials were first sent or given on April 18, 2014, to all stockholders as of the record date.
Internet Availability of Proxy Materials
Under rules adopted by the SEC, we may furnish proxy materials, including this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on March 17, 2014, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most of you will not receive printed copies of the proxy materials unless you request them. Instead, the Notice of Internet Availability of Proxy Materials (“Notice”), which was mailed to most of you, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive printed copies of our proxy materials by mail, please follow the instructions in the Notice for requesting such materials. If you request printed copies of the proxy materials by mail, these materials also include the proxy card or voting instruction form for the Annual Meeting. The proxy materials are available to view and download at https://materials.proxyvote.com/10807M. We also encourage you to review our interactive 2013 Annual Review that is available on our website at http://www.bridgepointeducation.com/annual_review_2013/.
Participating in the Annual Meeting
We will be hosting the Annual Meeting live via Internet webcast. You will not be able to attend the meeting in person. A summary of the information you need to attend the Annual Meeting online is provided below:

•	Any stockholder may listen to the Annual Meeting and participate live via webcast at www.virtualshareholdermeeting.com/BPI2014. The webcast will begin at 9:00 a.m. Pacific time on May 28, 2014.

•	Stockholders may vote and submit questions during the Annual Meeting via live webcast.

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To enter the meeting, please have your 12-digit control number which is available on the Notice or, if you received a printed copy of the proxy materials, your proxy card. If you do not have your 12-digit control number, you will be able to listen to the meeting only. You will not be able to vote or submit questions during the meeting.

•	Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/BPI2014.
Voting Rights and Outstanding Shares
Only stockholders that owned our common stock at the close of business on March 31, 2014, the record date, are entitled to notice of and to vote at the Annual Meeting. On the record date, 45,161,657 shares of our common stock were outstanding. Each share of our common stock that you own entitles you to one vote on all matters to be voted upon at the Annual Meeting. We will have a quorum to conduct the business of the Annual Meeting if the holders of a majority of the outstanding shares of our common stock entitled to vote are present, in person or by proxy. Abstentions and broker non-votes (i.e., shares of common stock held by a broker, bank or other nominee that are represented at the meeting, but that the broker, bank or other nominee is not empowered to vote on a particular proposal) will be counted in determining whether a quorum is present at the meeting.

Proposals for the Annual Meeting
There are three proposals scheduled to be voted on at the Annual Meeting:

•	Elect three Class II directors, Dale Crandall, Adarsh Sarma and Dr. Marye Anne Fox, for a three-year term to expire at the 2017 Annual Meeting of Stockholders.

•	Approval, on an advisory basis, regarding the compensation of the named executive officers for the year ended December 31, 2013, as set forth in this 2014 Proxy Statement.

•	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014.
Voting Requirements to Approve Each Proposal
Proposal 1 - Election of Class II Directors. Directors are elected by a plurality of the votes present in person and represented by proxy and entitled to vote at a meeting at which a quorum is present. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum. If a quorum is present, the three nominees for Class II director receiving the highest number of votes will be elected as Class II directors. Abstentions and broker non-votes will have no effect on the vote. There is no cumulative voting for the election of Class II directors.
Proposal 2 - Approval, on an advisory basis, regarding the compensation of the named executive officers for the year ended December 31, 2013, as set forth in the 2014 Proxy Statement. The proposal to approve, on an advisory basis, the compensation awarded to named executive officers for the year ended December 31, 2013, requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at a meeting at which a quorum is present. Abstentions and broker non-votes are not counted as votes “FOR” or “AGAINST” this proposal, but the number of votes cast in favor of such proposal must be at least a majority of the shares present in person or by proxy and entitled to vote.
Proposal 3 - Ratification of Appointment of PricewaterhouseCoopers LLP. The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm must be approved by the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at a meeting at which a quorum is present. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” the proposal. Broker non-votes are not counted as votes “FOR” or “AGAINST” this proposal, but the number of votes cast in favor of such proposal must be at least a majority of the shares present in person or by proxy and entitled to vote.
Voting Shares Registered in Your Name
If you are a stockholder of record, you may vote in one of four ways:

•	Vote via the Internet following the instructions included with your proxy card;

•	Vote by telephone following the instructions included with your proxy card;

•	Mail, complete, sign, date and return your proxy card; or

•	Vote during the Annual Meeting live via the Internet by following the instructions posted at www.virtualshareholdermeeting.com/BPI2014.
Votes submitted via the Internet or by telephone must be received by 11:59 p.m. (Eastern Time) on May 27, 2014. Proxy cards submitted by mail must be received no later than May 27, 2014, to be voted at the Annual Meeting. Submitting your proxy via the Internet or by telephone will not affect your right to vote during the Annual Meeting.
Voting Shares Registered in the Name of a Broker, Bank or Other Nominee
Most beneficial owners holding stock in “street name” will receive instructions for voting their shares from their broker, bank or other nominee. A number of brokers and banks participate in a program provided through Broadridge Financial Solutions, Inc. (“Broadridge”) that allows stockholders to grant their proxy to vote shares by means of the telephone or Internet. If your shares are held in an account with a broker or bank participating in the Broadridge program, then you may vote your shares telephonically by calling the number shown on the voting instruction form received from your broker or bank, or over the Internet at Broadridge's web site at http://www.proxyvote.com. You may also vote your shares during the Annual Meeting live via the Internet by following the instructions posted at www.virtualshareholdermeeting.com/BPI2014.

Revocability of Proxies
If you are a stockholder of record, once you have submitted your proxy by mail, telephone or Internet, you may revoke it at any time before it is voted at the Annual Meeting. You may revoke your proxy in any one of three ways:

•
You may grant another proxy marked with a later date (which automatically revokes the earlier proxy) using any of the voting methods described above (and until the applicable deadline for each method);

•	You may notify our Secretary in writing that you wish to revoke your proxy before it is voted at the Annual Meeting; or

•	You may participate in the Annual Meeting live via the Internet and vote again.
Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.
If you are a beneficial owner holding shares in street name, you may change your vote by submitting new voting instructions to your bank, broker or other nominee following the instructions they provided.
Tabulation of Votes
A representative from Broadridge will act as inspector of election and tabulate the votes at the Annual Meeting. All shares represented by valid proxies received before the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder's instructions. If you submit a valid proxy with no instructions, then your shares will be voted by the individuals we have designated as proxies for the Annual Meeting “FOR” each of the proposals. In addition, the individuals that we have designated as proxies for the Annual Meeting will have discretionary authority to vote for or against any other stockholder matter presented at the Annual Meeting.
Voting Results
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K that we are required to file with the SEC within four business days of the Annual Meeting.
Proxy Solicitation
This proxy solicitation is made by the Board of Directors, and we will bear the entire cost of soliciting proxies, including the preparation, assembly, printing and mailing of proxy materials and any additional information furnished to stockholders. We have not retained a proxy solicitor in connection with this solicitation. We will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock that are beneficially owned by others for forwarding to the beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Solicitations will be made primarily through the mail, but may be supplemented by telephone, telegram, facsimile, Internet or personal solicitation by our directors, executive officers, employees or other agents. No additional compensation will be paid to these individuals for these services.
Householding of Proxy Materials
The SEC has adopted rules that permit brokers, banks and other nominees to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers, banks and other nominees with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other nominee that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please (1) notify your broker, bank or other nominee, (2) direct your written request to Bridgepoint Education, Inc., Attn: Investor Relations, 13500 Evening Creek Drive North, San Diego, California 92128 or (3) contact us by phone at 1-858-668-2586 x2271. We undertake to deliver promptly, upon any such oral or written request, a separate copy of the annual report and/or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of these documents were delivered. Stockholders who currently receive multiple copies of the annual report and proxy statement at their address and would like to request householding of their communications should notify their broker, bank or other nominee.
Stockholder Proposals for the 2015 Annual Meeting of Stockholders
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner.
For a stockholder proposal to be considered for inclusion in our proxy statement for our 2015 Annual Meeting of Stockholders, our Secretary must receive the written proposal at our principal executive offices no later than December 19, 2014; provided, however, that in the event that we hold our 2015 Annual Meeting of Stockholders more than 30 days before or after the one-year anniversary date of the 2014 Annual Meeting of Stockholders, we will disclose the new deadline by which stockholders proposals must be received in our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to: Bridgepoint Education, Inc., Attn: Secretary, 13500 Evening Creek Drive North, San Diego, California 92128.
Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting (or any supplement thereto) given by or at the direction of our Board of Directors, (2) otherwise properly brought before the meeting by or at the direction of our Board of Directors, or (3) otherwise properly brought before the meeting by a stockholder. For a stockholder to properly bring business before the 2015 Annual Meeting of Stockholders, the stockholder must give timely notice thereof in writing to our Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2015 Annual Meeting of Stockholders, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than the close of business on February 27, 2015, and

•	not later than the close of business on March 29, 2015.
If we hold our 2015 Annual Meeting of Stockholders more than 30 days before or after the one-year anniversary date of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received:

•	not earlier than the close of business on the 90th day prior to the 2015 Annual Meeting of Stockholders; and

•
not later than the close of business on the later of the 60th day prior to the 2015 Annual Meeting of Stockholders or, if we make a public announcement of the date of the 2015 Annual Meeting of Stockholders fewer than 70 days before the date of such meeting, the close of business on the 10th day following the day on which we first make a public announcement of the date of such meeting.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents certain information with respect to the beneficial ownership of our common stock as of March 31, 2014, by: (1) each person we know to be the beneficial owner of 5% of more of our outstanding shares of common stock, (2) each named executive officer and director and (3) all executive officers and directors as a group. We have determined beneficial ownership in accordance with SEC rules. Except as indicated below, we believe that the persons named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentage ownership is based on 45,161,657 shares of common stock outstanding on March 31, 2014. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed as outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2014. We did not deem these exercisable shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated below, the address of each beneficial owner listed in the table is c/o Bridgepoint Education, Inc., 13500 Evening Creek Drive North, San Diego, CA 92128.

	Number of Shares Held	Number of Shares Subject to Options Exercisable within 60 Days	Total Shares Beneficially Owned
Name of Beneficial Owner			Number	%
Principal Stockholders
Warburg Pincus Private Equity VIII, L.P.(1)	27,710,574	—	27,710,574	61.4%
Directors and Executive Officers
Andrew S. Clark(2)	674,191	1,144,922	1,819,113	3.9%
Ryan Craig	2,920	24,140	27,060	*
Dale Crandall	14,320	38,717	53,037	*
Daniel J. Devine	70,922	355,083	426,005	*
Marye Anne Fox	2,920	13,617	16,537	*
Patrick T. Hackett(3)	27,713,494	24,140	27,737,634	61.4%
Robert Hartman	14,320	60,541	74,861	*
Jane L. McAuliffe	5,845	167,834	173,679	*
Adarsh Sarma(4)	27,713,494	24,140	27,737,634	61.4%
Rodney T. Sheng(5)	80,933	218,639	299,572	*
Diane L. Thompson	19,011	101,450	120,461	*
All Directors and Executive Officers as a Group (16 Persons)	28,648,098	2,658,937	31,307,035	65.5%

*	Less than one percent.

(1)
The stockholder is Warburg Pincus Private Equity VIII, L.P. (“WP VIII”). Warburg Pincus Partners LLC (“WP Partners”), a direct subsidiary of Warburg Pincus & Co. (“WP”), is the sole general partner of WP VIII. WP is the managing member of WP Partners. WP VIII is managed by Warburg Pincus LLC (“WP LLC”). WP VIII, WP Partners, WP and WP LLC are collectively referred to as the “Warburg Pincus Entities.” Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus Entities. Each of the Warburg Pincus Entities, Mr. Kaye and Mr. Landy have shared voting and investment control of all of the shares of stock referenced above. Each of Mr. Kaye, Mr. Landy, WP VIII, WP Partners, WP and WP LLC disclaims beneficial ownership of the stock except to the extent of any indirect pecuniary interest therein. The address of the Warburg Pincus Entities, Mr. Kaye and Mr. Landy is 450 Lexington Avenue, New York, New York 10017.

(2)	Includes 663,444 shares of common stock held by the Clark Family Trust, dated July 8, 1998.

(3)
Mr. Hackett is a Managing Director and member of WP LLC. 27,710,574 of the shares indicated as held by Mr. Hackett are included because of his affiliation with the Warburg Pincus Entities. See footnote (1) above for more information. Mr. Hackett disclaims beneficial ownership of all shares owned by the Warburg Pincus Entities except to the extent of any indirect pecuniary interest therein. Mr. Hackett's address is c/o Warburg Pincus, LLC, 450 Lexington Avenue, New York, NY 10017.

(4)
Mr. Sarma is a Managing Director and member of WP LLC. 27,710,574 of the shares indicated as held by Mr. Sarma are included because of his affiliation with the Warburg Pincus Entities. See footnote (1) above for more information. Mr. Sarma disclaims beneficial ownership of all shares owned by the Warburg Pincus Entities except to the extent of any indirect pecuniary interest therein. Mr. Sarma's address is c/o Warburg Pincus, LLC, 450 Lexington Avenue, New York, NY 10017.

(5)	Includes 25,930 shares of common stock held by the the Sheng Family Trust, dated September 21, 2006.

PROPOSAL 1
ELECTION OF DIRECTORS
Board Composition
Our Board of Directors consists of seven members. Our bylaws provide that the number of directors will be fixed from time to time by resolution of the Board of Directors. All directors hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal. We have divided the terms of office of the directors into three classes:

•	Class I, whose term will expire at the 2016 Annual Meeting of Stockholders;

•	Class II, whose term will expire at the 2014 Annual Meeting of Stockholders; and

•	Class III, whose term will expire at the 2015 Annual Meeting of Stockholders.
Class I consists of Messrs. Ryan Craig and Robert Hartman, Class II consists of Messrs. Dale Crandall and Adarsh Sarma and Dr. Marye Anne Fox, and Class III consists of Messrs. Andrew S. Clark and Patrick T. Hackett. At each annual meeting of stockholders, the successors to directors whose terms then expire will serve from the time of election and qualification until the third annual meeting following election and until their successors are duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors.
Nominees for Election at the Annual Meeting
The Nominating and Governance Committee recommended, and the Board of Directors nominated, Messrs. Crandall and Sarma and Dr. Fox as nominees for election to the Board of Directors as Class II directors at the Annual Meeting. If elected, Messrs. Crandall and Sarma and Dr. Fox will continue as directors and their terms will expire at the 2017 Annual Meeting of Stockholders.
Information about the Board of Directors
The names and certain information, as of February 1, 2014, regarding each member of the Board of Directors, including the nominees for election to the Board of Directors at the Annual Meeting as Class II directors, are set forth below. The following information has been furnished to us by the directors.
Andrew S. Clark, age 48, has served as our Chief Executive Officer and a director since November 2003 and as our President since February 2009. Mr. Clark also served from March 2005 to December 2008 on the Board of Trustees for Ashford University and served on the Board of Trustees of University of the Rockies from September 2007 to August 2010. Prior to joining us in November 2003, Mr. Clark consulted with several private equity firms examining the postsecondary education sector. Prior to 2003, Mr. Clark worked for Career Education Corporation as Divisional Vice President of Operations and Chief Operating Officer for American InterContinental University in 2002. From 1992 to 2001, Mr. Clark worked for Apollo Group, Inc. (University of Phoenix), where he served in various management roles, culminating in his position as Regional Vice President for the Mid-West region from 1999 to 2001. Mr. Clark earned an M.B.A. from the University of Phoenix and a B.A. from Pacific Lutheran University. During the term of his employment, we have agreed to nominate Mr. Clark for election to the Board of Directors pursuant to the terms of his employment agreement. Mr. Clark brings to the Board of Directors over 19 years of experience in the postsecondary education sector, as well as a deep understanding of our business and its history that he has acquired since he launched Bridgepoint Education in 2004.
Ryan Craig, age 41, has served as a director of our company since November 2003. Mr. Craig is a founding partner of University Ventures, an investment fund focused on innovation from within higher education. Prior to University Ventures, he founded and served as President of Wellspring, an organization providing treatment programs for overweight and obese adolescents. From 2001 to 2004, Mr. Craig was an Associate at Warburg Pincus LLC in the education sector. From 1999 to 2001, Mr. Craig served as Vice President Business Development for Fathom, a consortium of universities, museums and libraries. From 1994 to 1996, he worked as a consultant with McKinsey & Company. Mr. Craig earned a B.A. from Yale University and a J.D. from Yale Law School. Mr. Craig currently serves on the boards of nine privately-held companies. Mr. Craig brings to the Board of Directors extensive expertise in the postsecondary education sector and a long history with our business, which enables him to provide key strategic vision.

Dale Crandall, age 72, has served as a director of our company since December 2008. Mr. Crandall founded Piedmont Corporate Advisors, Inc., a private financial consulting firm, in 2003 and currently serves as its President. From April 2000 to

June 2002, Mr. Crandall served as the President and Chief Operating Officer of Kaiser Foundation Health Plan Inc. and Kaiser Foundation Hospitals. From June 1998 to March 2000, Mr. Crandall served as the Senior Vice President and Chief Financial Officer of Kaiser Foundation Health Plan Inc. and Kaiser Foundation Hospitals. Mr. Crandall also serves as a director for Ansell Limited, Endurance International Group, Inc. and three private companies and as lead trustee for The Dodge & Cox Mutual Funds. Within the last five years, Mr. Crandall also served as a director for Coventry Health Care, Inc., Metavante Technologies, Inc., BEA Systems, Inc. and Covad Communications Group, Inc. Mr. Crandall earned a B.A. from Claremont McKenna College and an M.B.A. from the University of California, Berkeley, and is a certified public accountant (inactive). Mr. Crandall brings to the Board of Directors a strong foundation in financial reporting and accounting matters for complex organizations, as well as executive leadership and management experience.

Marye Anne Fox, age 66, has served as a director of our company since November 2011 and as the Chancellor of the University of California, San Diego, and Distinguished Professor of Chemistry at that institution since August 2004. Before such appointment, Dr. Fox served as the Chancellor of North Carolina State University and as Distinguished University Professor of Chemistry from August 1998 until July 2004. She has served on the Board of Trustees for Dartmouth College and on the University of Notre Dame Board of Trustees. Dr. Fox serves on the board of directors of W.R. Grace & Co. (NYSE:GRA), a specialty chemicals and materials company, and Red Hat, Inc. (NYSE: RHT), a provider of open source solutions. Dr. Fox previously served on the board of directors of Boston Scientific Corporation, a developer, marketer and manufacturer of medical devices, from June 2002 until May 2011, as well as on the board of directors of Pharmaceutical Product Development, Inc., a biotechnology development services company, from 2002 until 2008. Since 1996 Dr. Fox has served on the board of directors of the Camille and Henry Dreyfus Foundation, which supports science education. In October 2010, President Barack Obama named Dr. Fox to receive the National Medal of Science, the highest honor bestowed by the United States government on scientists, engineers and investors. Dr. Fox received her bachelor’s degree from Notre Dame College, her master’s degree from Cleveland State University and her doctoral degree from Dartmouth College, all in chemistry. Dr. Fox brings an extensive background in higher education to the Board of Directors.

Patrick T. Hackett, age 52, has served as a director of our company since March 2008 and as Chairman of the Board since February 2009. Mr. Hackett is a Managing Director and Co-Head of the Technology, Media and Telecommunications group at Warburg Pincus LLC, which he joined in 1990, and a General Partner of Warburg Pincus & Co. Mr. Hackett also serves as a director of Nuance Communications, Inc. and three privately-held companies. Mr. Hackett earned a B.A. from the University of Pennsylvania and a B.S. from the Wharton School of Business at the University of Pennsylvania. As a director and Chairman of the Board, Mr. Hackett brings leadership expertise to the Board of Directors, with a focus on corporate strategy and corporate governance, which has been gained through his experience as a director and investor in technology companies.

Robert D. Hartman, age 65, has served as a director of our company since November 2006. Mr. Hartman is currently a private investor. From 1979 to September 2005, Mr. Hartman served in various management roles for Universal Technical Institute, including President, Chief Executive Officer and Chairman of the Board. During the 1980’s, Mr. Hartman served as Chairman of the Arizona State Board for Private Postsecondary Education and was Founder and Chairman of the Western Council of Private Career Schools. Mr. Hartman currently serves on the board of one privately-held company. Mr. Hartman earned an M.B.A. from DePaul University and a B.A. from Michigan State University. Mr. Hartman provides the Board of Directors with the insight generated by decades of experience in the postsecondary education sector, as well as experience in management and corporate governance.

Adarsh Sarma, age 40, has served as a director of our company since July 2005. Mr. Sarma is a Managing Director in the Technology, Media and Telecommunication group at Warburg Pincus LLC, which he joined as a Principal in 2005. From 2002 to early 2005, Mr. Sarma was a Principal at Chryscapital, a private equity firm. Mr. Sarma currently serves as a director of four private companies and previously served as a director of Metavante Technologies, Inc. Mr. Sarma earned a B.A. from Knox College and an M.B.A. from the University of Chicago. Mr. Sarma brings to the Board of Directors a strong background as a corporate director and an investor in a variety of technology companies, which enables him to provide guidance for running a dynamic and efficient business.

In June 2003, Mr. Clark acquired and subsequently hired the management to operate Foundation College, an education provider which conducted campus-based training programs through the California Employment Training Panel. Due to a significant decrease in state funding, the business filed for bankruptcy in December 2005.
Nominating Agreement with Warburg Pincus
In February 2009, we entered into a nominating agreement with Warburg Pincus. Under the nominating agreement, as long as Warburg Pincus beneficially owns at least 15% of the outstanding shares of our common stock, we agree, subject to our fiduciary obligations, to nominate and recommend to our stockholders that two individuals designated by Warburg Pincus be elected to the Board of Directors. If at any time Warburg Pincus beneficially owns less than 15% but more than 5% of the outstanding shares of our common stock, we agree, subject to our fiduciary obligations, to nominate and recommend to our stockholders that one individual designated by Warburg Pincus be elected to the Board of Directors. Two directors affiliated with Warburg Pincus, Messrs. Hackett and Sarma, currently serve on the Board of Directors.
Vote Required
Directors are elected by a plurality of the votes present in person and represented by proxy and entitled to vote at a meeting at which a quorum is present. Shares represented by proxy will be voted, if authority to do so is not withheld, for the election of the three nominees for election as Class II directors named above. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum. If a quorum is present, the three nominees for Class II director receiving the highest number of votes will be elected as Class II directors. Abstentions and broker non-votes will have no effect on the vote. The proxy holders may not vote the proxies for a greater number of persons than the number of nominees named. If any nominee should be unavailable for election as a result of an unexpected occurrence, shares will be voted for the election of such substitute nominee as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unable to serve.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION
AS A CLASS II DIRECTOR OF EACH NOMINEE LISTED ABOVE.

CORPORATE GOVERNANCE
Director Independence
The Board of Directors has affirmatively determined that Dr. Fox and Messrs. Craig, Crandall, Hackett, Hartman and Sarma have no material relationships with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and accordingly were determined to be independent under NYSE rules. Mr. Clark is not independent under NYSE rules because he is employed by us.
In determining whether directors were independent under NYSE rules, the Board of Directors considered the matters discussed in “Certain Relationships and Related Transactions” below. Additionally, with respect to certain transactions described in that section, the Board of Directors considered that Messrs. Hackett and Sarma participate as general partners in the profits of a fund controlled by Warburg Pincus, LLC that is a significant investor in iParadigms, LLC, and also that Mr. Hartman is a limited partner of such fund, and concluded that these relationships did not constitute material relationships with us and that Messrs. Hackett, Sarma and Hartman were independent notwithstanding such transactions. There are no family relationships between any of our directors and executive officers.
Leadership Structure of the Board of Directors
Pursuant to our bylaws and Corporate Governance Guidelines, our Board of Directors has the following general leadership structure:

•
The positions of Chief Executive Officer and Chairman of the Board are separate, but may be held by the same individual. The positions of Chief Executive Officer and Chairman of the Board are currently held by Messrs. Clark and Hackett, respectively.

•
The Chairman of the Board presides at meetings of the Board of Directors and, so long as the Chairman of the Board is an independent director, also at executive sessions of the non-management and/or independent directors.

•	The Chief Executive Officer and the Chairman of the Board jointly establish the agenda for each meeting of the Board of Directors, though any director may request the inclusion of items on the agenda.

•
If the Chairman of the Board is not an independent director, then the independent directors will appoint one independent director to serve as “lead director.” In that scenario, the lead director will preside at executive sessions of the non-management and/or independent directors, preside at meetings of the Board of Directors in the absence of the Chairman of the Board, review agendas for meetings of the Board of Directors with the Chief Executive Officer and Chairman of the Board and assume such other functions as the Board of Directors may deem appropriate.

Our Corporate Governance Guidelines are available on our website at http://www.bridgepointeducation.com under “Investor Relations-Corporate Governance Highlights.” As Mr. Hackett is an independent director, the Board of Directors does not currently have a lead director. The Board of Directors has determined that this leadership structure, specifically the separation of the Chief Executive Officer and Chairman of the Board positions, is appropriate for our company because, in the judgment of the Board of Directors, an independent Chairman of the Board (or lead director, if the Chairman of the Board is not an independent director) is best positioned to express to management the views of the Board of Directors (and, particularly, the independent directors) and to provide constructive feedback to the Chief Executive Officer regarding management's performance.
Board Committees
The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. These committees operate under written charters which are available on our website at http://www.bridgepointeducation.com under “Investor Relations - Corporate Governance Highlights.” The Board of Directors has determined that all members of these committees satisfy the applicable independence requirements under NYSE rules. In 2012, the Board of Directors designated a Strategic Oversight Committee to advise the Board of Directors regarding corporate strategy and related matters. That committee was dissolved in November 2013. In October 2013, the Board of Directors designated a Special Transaction Committee to advise the Board of Directors regarding corporate strategy and related matters. The members of the committees are identified in the following table.

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Special Transaction Committee	Strategic Oversight Committee
Dale Crandall	Chair	Member	—	Chair	Chair
Ryan Craig	Member	Member (1)	Member	—	Member
Marye Anne Fox	—	—	Member	Member	Member
Patrick T. Hackett	—	Chair	—	—	—
Robert Hartman	Member	—	Member	Member	—
Andrew M. Miller (2)	—	Member	—	—	—
Adarsh Sarma	—	Member	Chair	—	Member

(1)	Mr. Craig was appointed to the Compensation Committee on March 18, 2014.

(2)	Mr. Miller resigned from the Board of Directors on July 31, 2013.

The Audit Committee is responsible primarily for overseeing (1) the services provided by our independent registered public accounting firm, (2) the integrity of our financial statements and internal control over financial reporting, and (3) risk management, internal audit and our compliance with legal and regulatory requirements. Mr. Crandall, the Chair of the Audit Committee, has been determined by the Board of Directors to be an audit committee financial expert. As of December 31, 2013, Mr. Crandall served on four public company audit committees, including our committee. The Board of Directors has determined that such simultaneous service does not impair the ability of Mr. Crandall to effectively serve on the Audit Committee. The Audit Committee held ten meetings in 2013.
The Compensation Committee is responsible primarily for evaluating and approving all compensation plans, policies and programs as they affect our executive officers, administering our equity compensation plans, and reviewing the compensation of the Board of Directors. For information regarding the Compensation Committee's processes and procedures, including (1) the scope of authority of the Compensation Committee and (2) the role of executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation, see “Executive Compensation-Compensation Discussion and Analysis” below. The Compensation Committee held five meetings in 2013.
The Nominating and Governance Committee is responsible primarily for identifying, evaluating and recommending nominees to our Board of Directors and committees of our Board of Directors, evaluating the performance and independence of our Board of Directors and of individual directors, and evaluating the adequacy of our corporate governance practices. The Nominating and Governance Committee held six meetings in 2013.
Meetings of the Board of Directors and Board Committees
The Board of Directors has regularly scheduled meetings at least quarterly, and the committees usually meet at least as often. Our independent directors hold executive sessions without management present at least once per quarter. During 2013, our Board of Directors held seven meetings and acted by unanimous written consent six times. Each director attended at least 75% of the aggregate of the total meetings of the Board of Directors and all applicable committees during the periods that he or she served. It is our policy to encourage members of the Board of Directors to attend our annual meetings of stockholders; four directors attended the 2013 Annual Meeting of Stockholders.
Role of the Board of Directors in Risk Oversight
Management is responsible for day-to-day risk management at our company. The role of the Board of Directors is to provide oversight of the processes designed to identify, assess and monitor key risks and risk mitigation activities. The Board of Directors fulfills its risk oversight responsibilities through (1) receiving reports directly from managers responsible for the management of particular business risks, and (2) receiving reports by each committee chair regarding such committee's oversight of specific risk topics.
Delegation of risk oversight. The Board of Directors has delegated oversight of specific risk areas to its committees. For example, the Audit Committee is tasked with overseeing risk management at our company with respect to financial matters and the adequacy of our internal control over financial reporting. Pursuant to its charter, the Audit Committee is required, among other things, to discuss with management our policies with respect to risk assessment and risk management, and to review major risk exposures and the guidelines and policies that management has put in place to govern the process of assessing, controlling, managing and reporting such exposures. The Audit Committee typically has these discussions with management at least once per quarter, and the Chair of the Audit Committee subsequently reports on these discussions to the full Board of Directors. Similarly, the Compensation Committee assists the Board of Directors in overseeing risks arising from our compensation policies, and the Nominating and Governance Committee assists the Board of Directors in overseeing risks associated with corporate governance, director and executive officer succession planning, board membership and board structure. The Board of Directors then discusses significant risk management issues with the Chief Executive Officer and other members of the management team and recommends appropriate action.
Enterprise risk management. At the direction of the Board of Directors and the Audit Committee, we have implemented and developed an enterprise risk management, or ERM, process for our company. The ERM process is managed by a steering committee comprised of representatives from each of our company's principal business units in consultation with our executive team. The ERM steering committee meets at least quarterly to evaluate current risks, identify new risks, quantify the likelihood and potential impact of such risks, and develop remediation plans for such risks. Additionally, each quarter, a representative of the ERM steering committee, presents to, and receives feedback from, the Board of Directors regarding our outstanding risks and related mitigation plans.
Recoupment Policy. To help mitigate risk, the Board of Directors has adopted a Policy on Recoupment of Compensation (“Recoupment Policy”) pursuant to which certain key employees may be directed to return to us performance-based compensation that the employee had previously received if either:

•
there is a restatement of any of our financial statements, previously filed with the SEC (regardless of whether there was any misconduct), other than those due to changes in accounting principles, and the restated financial results would have resulted in a lesser amount of performance-based compensation being paid to the employee; or

•
the employee's intentional misconduct, gross negligence or failure to report intentional misconduct or gross negligence by one of our employees (or service providers) either: (1) was a contributing factor or partial factor to having to restate any of our financial statements previously filed with the SEC or (2) constituted fraud, bribery or any other unlawful act (or contributed to another person's fraud, bribery or other unlawful act) which in each case adversely impacted our finances, business and/or reputation.

In the event of a restatement of our financial statements, the Compensation Committee will review performance-based compensation awarded or paid to the key employees that was attributable to performance during the applicable time periods. To the extent permitted by applicable law, the Compensation Committee will make a determination as to whether, and how much, compensation is to be recouped by us on an individual basis. If there has been no misconduct as described above, any recoupment of compensation will be limited to a three-year lookback period from the date the financial or accounting irregularity was discovered by us and brought to the attention of the Compensation Committee.
Moreover, if the Compensation Committee determines that a key employee has engaged in misconduct, the Compensation Committee may take such actions with respect to such employee as it deems to be in our best interests and necessary to remedy the misconduct and prevent its recurrence. To the extent permitted by applicable law, such actions can include, among other things, recoupment of compensation (which would not be limited to the three-year lookback period), adjustment of future compensation, cancellation of grants or vesting of equity-based compensation, recoupment of profits gained by such employees on any stock issued to such employee regardless of when issued and/or disciplinary actions up to and including termination of employment. The Compensation Committee's power to determine the appropriate remedy is in addition to, and not in replacement of, remedies imposed by law enforcement agencies, regulators or other authorities.
Communications with the Board of Directors
We have adopted a formal process by which security holders and other interested parties may communicate with the Board of Directors, which policy is available on our website at http://www.bridgepointeducation.com under “Investor Relations - Corporate Governance Highlights.” Communications to the Board of Directors must either be in writing and sent care of the Secretary by mail to our offices at 13500 Evening Creek Drive North, San Diego, California 92128, or delivered via e-mail to secretary@bridgepointeducation.com. This centralized process will assist the Board of Directors in reviewing and responding to stockholder and interested party communications in an appropriate manner. The name of any specific intended recipient should be noted in the communication. Interested parties may send communications to the non-management directors of the Board of Directors. All communications must be accompanied by the following information:

•	if the person submitting the communication is a security holder, a statement of the type and amount of the securities of our company that the person holds;

•
if the person submitting the communication is not a security holder and is submitting the communication to the non-management directors as an interested party, the nature of the person's interest in our company;

•	any special interest, meaning an interest not in the capacity of a stockholder of our company, of the person in the subject matter of the communication; and

•	the address, telephone number and e-mail address, if any, of the person submitting the communication.
Communications should be addressed to the attention of the Secretary and should not exceed 500 words in length, excluding the information required to accompany the communication under these procedures. The Board of Directors has instructed the Secretary to forward it such correspondence; however, before forwarding any correspondence, the Board of Directors has also instructed the Secretary to review such correspondence and, in the Secretary's discretion, not to forward certain items if they are deemed of a personal, illegal, commercial, offensive or frivolous nature or otherwise inappropriate for director consideration.
Consideration of Director Nominees
Director Qualifications
The Nominating and Governance Committee evaluates all incumbent, replacement or additional nominees for election as directors, taking into account (1) all factors the committee considers appropriate, which may include career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge, and (2) the following minimum qualifications:

•	Each director nominee must have displayed the highest personal and professional ethics, integrity and values and sound business judgment;

•
Each director must be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy making level in business, government, education, technology or public interest;

•	Each director must have relevant expertise and experience, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience;

•	Each director must be able to represent all of our stockholders and be committed to enhancing long-term stockholder value; and

•	Each director must have sufficient time available to devote to activities of the Board of Directors and to enhance his or her knowledge of our business.
The Nominating and Governance Committee does not have a formal policy governing the consideration of diversity in identifying nominees for director.
Stockholder Recommendations and Nominees
The Nominating and Governance Committee has not received director candidate recommendations from our stockholders and does not have a formal policy regarding consideration of such recommendations. The Board of Directors believes this is appropriate as any recommendations received from stockholders will be evaluated in the same manner as potential nominees suggested by members of the Board of Directors or management. Stockholders wishing to suggest a candidate for director should write to our Secretary at the following address. Bridgepoint Education, Inc., Attn: Secretary, 13500 Evening Creek Drive North, San Diego, California 92128.
To be considered, the recommendation for a candidate must include the following written information: (1) the stockholder's name and contact information; (2) a statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating and Governance Committee; (3) the name of and contact information for the candidate and a statement that the candidate is willing to be considered and serve as a director, if nominated and elected; (4) a statement of the candidate's business, educational experience and qualifications; (5) information regarding each of the factors listed above, other than that regarding the size and composition of our Board of Directors, sufficient to enable the Nominating and Governance Committee to evaluate the candidate; (6) a statement of the value that the candidate would add to our Board of Directors; (7) a statement detailing any relationship between the candidate and any customer, supplier or competitor of our company; (8) detailed information about any relationship or understanding between the proposing stockholder and the candidate; and (9) a list of three character references, including complete contact information for such references. To give the committee sufficient time to evaluate a recommended candidate for the 2015 Annual Meeting of Stockholders, the recommendation should be received by our Secretary at our principal executive offices no later than December 19, 2014, which is the 120th calendar day before the first anniversary of the date our proxy statement was mailed to stockholders in connection with the 2014 Annual Meeting of Stockholders.
In addition, our bylaws permit stockholders to nominate directors for consideration at an annual meeting. For a description of the process for nominating directors in accordance with our bylaws, see “Stockholder Proposals for the 2015 Annual Meeting of Stockholders” above.

Identification and Evaluation of Nominees for Director
The Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee regularly assesses the appropriate size and composition of the Board of Directors, the needs of the Board of Directors and the respective committees of the Board of Directors and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating and Governance Committee through stockholders, management, current members of the Board of Directors or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates. In 2011, we engaged Heidrick & Struggles and the Albertini Group to identify and evaluate potential nominees for the Board of Directors. In 2014, we engaged Spencer Stuart to identify and evaluate potential nominees for the Board of Directors.
Code of Ethics
We have adopted a written Code of Ethics applicable to our Board of Directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, in accordance with the rules of the NYSE and the SEC. The Code of Ethics is available on our website at http://www.bridgepointeducation.com under “Investor Relations - Corporate Governance Highlights.”
Compensation Committee Interlocks and Insider Participation
Messrs. Crandall, Hackett, Miller and Sarma were members of the Compensation Committee during 2013. Mr. Miller resigned from the Board of Directors on July 31, 2013. Mr. Craig holds certain registration rights pursuant to a registration rights agreement described under “Certain Relationships and Related Transactions - Registration Rights Agreement.” Mr. Craig has not yet exercised any such rights.
No executive officer of our company (1) served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee, (2) served as a director of another entity, one of whose executive officers served on our Compensation Committee, or (3) served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of our company.
Director Compensation
The following table presents compensation information for our non-employee directors for 2013. Mr. Clark's compensation is presented in the “Summary Compensation Table-2013” below and the related explanatory tables. Mr. Clark does not receive any additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Stock Awards ($)(2)	Total ($)
Dale Crandall	120,000	27,160	29,872	177,032
Ryan Craig	85,000	27,160	29,872	142,032
Marye Anne Fox	75,000	27,160	29,872	132,032
Patrick T. Hackett	57,500	27,160	29,872	114,532
Robert Hartman	60,000	27,160	29,872	117,032
Andrew M. Miller (3)	50,000	27,160	29,872	107,032
Adarsh Sarma	85,000	27,160	29,872	142,032

(1)
Represents the grant date fair value of the option award, computed in accordance with FASB ASC Topic 718. Assumptions used to calculate this amount are included in Note 14, “Stock-Based Compensation,” to our annual consolidated financial statements for the year ended December 31, 2013, which are included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(2)
Represents the grant date fair value of a restricted stock unit award, computed in accordance with FASB ASC Topic 718. Valuation methodology used to calculate this amount is discussed in Note 14, “Stock-Based Compensation,” to our annual consolidated financial statements for the year ended December 31, 2013, which are included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(3)	Mr. Miller resigned from the Board of Directors on July 31, 2013.

The following table presents the number of unvested and vested options outstanding for each non-employee director as of December 31, 2013.

Director	Total Number of Shares Subject to Options Outstanding as of December 31, 2013	Number of Shares Subject to Vested Options Outstanding as of December 31, 2013
Dale Crandall	41,637	33,317
Ryan Craig	27,060	18,740
Marye Anne Fox	18,650	7,675
Patrick T. Hackett	27,060	18,740
Robert Hartman	63,461	55,141
Adarsh Sarma	27,060	18,740
The following table presents our non-employee director compensation program, as effective for 2013. In addition to the annual amounts scheduled below, each member of the Strategic Oversight Committee and the Special Transaction Committee is compensated $2,000 per meeting of the applicable committee. The chairman of the Special Transaction Committee also received a one-time payment for his service as chairman. The Compensation Committee reviews director compensation annually, including fees, retainers and equity compensation, as well as total compensation and makes recommendations to the Board of Directors. The Compensation Committee works with Mercer, LLC, a compensation consultant, in determining appropriate changes to director compensation.

Position	Annual Cash Retainer ($)		Annual Option Award ($)		Annual Restricted Stock Unit Award ($)
Continuing Director	45,000		30,000	(2)	30,000	(3)
Audit Committee Chair	10,000	(1)	—		—
Compensation Committee Chair	7,500	(1)	—		—
Nominating and Governance Committee Chair	5,000	(1)	—		—
Strategic Oversight Committee Chair	25,000	(1)	—		—
Audit Committee Member	10,000		—		—
Compensation Committee Member	5,000		—		—
Nominating and Governance Committee Member	5,000		—		—
Strategic Oversight Committee Member	25,000		—		—

(1)	The annual cash retainer for serving as committee chair was paid in addition to the annual cash retainer for committee membership.

(2)
The option has a 10-year term, a strike price equal to the fair market value of our common stock on the date of grant and will vest in full on the first anniversary of the date of grant, subject to the continuing service of the director. The option may further vest in full or in part upon a “change of control,” as defined in the corresponding option agreement.

(3)	The restricted stock units vest in full on the first anniversary of the date of grant, subject to the continuing service of the director.

EXECUTIVE COMPENSATION
Compensation Committee Report
The following Compensation Committee Report shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filings under the Securities Act or the Exchange Act except to the extent we specifically incorporate it by reference into such filing.

The Compensation Committee has reviewed and discussed with management the disclosures in the following section entitled “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in this proxy statement.

COMPENSATION COMMITTEE:
Dale Crandall
Patrick T. Hackett (Chair)
Adarsh Sarma

Mr. Craig was appointed to the Compensation Committee on March 18, 2014. Accordingly, although Mr. Craig is now a member of the Compensation Committee, he did not participate in the review, discussions and recommendation with respect to the Compensation Discussion and Analysis set forth below.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information about the material elements of compensation that are paid or awarded to, or earned by, our named executive officers, referred to below as NEOs, who consist of our principal executive officer, principal financial officer, and the three other most highly compensated executive officers. For 2013, the named executive officers were:

•	Andrew S. Clark, President and Chief Executive Officer (“CEO”);

•	Daniel J. Devine, Executive Vice President/Chief Financial Officer;

•	Jane L. McAuliffe, Executive Vice President/Chief Academic Officer;

•	Rodney T. Sheng, Executive Vice President/Chief Administrative Officer; and

•	Diane L. Thompson, Senior Vice President, Secretary and General Counsel.
This Compensation Discussion and Analysis addresses and explains the compensation practices that were followed in 2013, the numerical and related information contained in the summary compensation and related tables presented below and actions taken regarding executive compensation before January 1, 2013, and after December 31, 2013, that we believe are necessary to understand a NEO's compensation during 2013.
Compensation Philosophy and Objectives
The Compensation Committee is responsible for determining the compensation of our executive officers, including our NEOs. For 2013, the Compensation Committee had three primary objectives in setting executive compensation: (1) to incentivize and reward our executive officers for maintaining and enhancing the quality of our educational institutions, (2) to align the interests of our executive officers with our stockholders by encouraging our executive officers to increase the growth and profitability of our company, particularly as measured by revenue, EBITDA and qualitative measures, and (3) to ensure competitiveness in the marketplace with respect to the level of compensation paid to executives in the same or similar positions and with similar responsibilities at peer companies.
Executive Summary

•
Role of Benchmarking and Compensation Consultants. The Compensation Committee uses benchmarking to help determine the compensation of our NEOs and retained Mercer, LLC (“Mercer”), a compensation consultant, to (1) construct and propose to the Compensation Committee a list of peer group companies, (2) compare the compensation of each NEO to the compensation of similarly situated executive officers at such peer group companies and (3) advise the Compensation Committee regarding the proper amount and mix of compensation to be paid.

•
Say-on-Pay Vote at 2011 Annual Meeting of Stockholders. At our 2011 Annual Meeting of Stockholders, over 99% of the votes cast on the advisory vote on executive compensation were voted in favor of the proposal. The Compensation Committee believes this result affirms stockholders' support of our approach to executive compensation.

•
Elements of Executive Compensation. The compensation of our executive officers generally consists of an annual base salary, an annual performance-based cash bonus and annual grants of long-term equity awards, such as stock options and restricted stock units. The Compensation Committee believes that a substantial portion of our NEOs' total compensation should be variable and tied to performance. Based on input from Mercer and Mr. Clark, our CEO, the Compensation Committee reviewed our NEOs' annual base salaries and set performance-based cash bonus targets, and awarded stock options and restricted stock units. Each of these elements is discussed in further detail below under the headings “2013 Annual Base Salaries,” “2013 Short Term Incentive Plan” and “2013 Equity Awards.”

The following chart sets forth the percentage breakdown of targeted total direct compensation for each NEO for fiscal 2013. Targeted total direct compensation consists of: (1) annual base salary, (2) targeted annual performance-based cash bonus, and (3) long-term equity awards (the fair value of stock options and restricted stock units on the date of grant). The annual performance-based bonuses included in the table below are targeted amounts (based on 100% achievement of performance goals), rather than actual bonus amounts earned during 2013. Actual payouts for achievement of the 2013 performance goals are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
2013 Targeted Total Direct Compensation
Variable, at-risk compensation in the form of targeted annual and long-term incentives comprises the majority of targeted total direct compensation. This allocation is consistent with the Compensation Committee's compensation philosophy and objectives, specifically to retain, incentivize and reward our executive officers for maintaining and enhancing the quality of our educational institutions and to further align the interests of our executive officers with our stockholders.

•
2013 Short Term Incentive Plan. In March 2013, the Compensation Committee adopted the 2013 Short Term Incentive Plan for our NEOs, which provides for an annual performance-based cash bonus based on the achievement of company-wide performance targets related to specified qualitative metrics, EBITDA and revenue, weighted 50%, 35% and 15%, respectively. The Compensation Committee believed this plan was appropriate to motivate our NEOs to achieve our company's strategic and operational objectives.

•
2013 Equity Grants. In March 2013, the Board of Directors, upon the recommendation of the Compensation Committee, awarded options to purchase shares of our common stock and restricted stock units to our NEOs under our 2009 Stock Incentive Plan (the “2009 Plan”). The Compensation Committee believed these awards were appropriate to continue to motivate and retain such officers. This program provided incentives to our NEOs to continue efforts to build long-term stockholder value.

•
Change of Control and Severance Arrangements. The Compensation Committee has determined to provide change of control benefits for our NEOs to reduce the uncertainty surrounding a potential change of control which could result in the departure or distraction of such officers to the detriment of our company and our stockholders. The Compensation Committee also believes that reasonable severance benefits for our NEOs are important because it may be difficult for them to find comparable employment within a short period of time following certain qualifying terminations. None of our NEOs are entitled to any gross up for change in control excise taxes. For more information, see “Change of Control Arrangements” and “Other Payments upon Termination of Employment” below.

•
Risk Mitigation. The Board of Directors has adopted a Policy on Recoupment of Compensation which requires that NEOs return performance-based compensation to us under certain circumstances, such as in the event of certain restatements of our financial statements or the officer's intentional misconduct or gross negligence. We also have an Insider Trading Policy which restricts our NEOs from entering into any speculative or hedging transactions with respect to our securities. For more information, see “Recoupment Policy” and “Transactions in Our Securities” below.

•
Stock Ownership Guidelines. To help align the interests of our executive officers with those of our stockholders, in December 2011, the Board of Directors, upon the recommendation of the Compensation Committee, adopted stock ownership guidelines which provide that our NEOs, within five years of becoming subject to the guidelines, shall achieve applicable stock ownership. Covered officers may not sell shares unless they will satisfy the appropriate ownership guidelines following the sale. In May 2013, the guidelines were expanded to cover non-employee directors. For more information, see “Stock Ownership Guidelines” below.

Role of Benchmarking and Compensation Consultants
The Compensation Committee uses benchmarking to help determine the compensation of our NEOs and enlists the assistance of compensation consultants generally to (1) construct and propose to the Compensation Committee a list of peer group companies, (2) compare the compensation of each NEO to the compensation of similarly situated executive officers at such peer group companies and (3) advise the Compensation Committee regarding the proper amount and mix of compensation to be paid.
To assist in determining 2013 executive compensation, management engaged Mercer to review and assess our executive compensation programs and practices and to develop observations and recommendations based on such analysis. Mercer selected a broad peer group of similarly-sized public private sector education companies to conduct its analysis, which group is shown below. With the exception of Blackboard Inc., which was acquired in October 2011 and is no longer publicly traded, the peer group from the prior year was determined to continue to be appropriate based on the factors discussed above.

Career Education Corporation	Universal Technical Institute, Inc.
Devry, Inc.	Capella Education Co.
Corinthian Colleges, Inc.	K12 Inc.
ITT Educational Services, Inc.	Grand Canyon Education, Inc.
Lincoln Educational Services Corp.	Education Management Corporation
Strayer Education, Inc.	American Public Education, Inc.
The Compensation Committee determined that the peer group selected by Mercer was appropriate based on the revenues, market values, revenue growth and EBITDA margins of such companies as compared to our company. Mercer supplemented the peer group data with data from national compensation surveys, such as the 2012 US HRPEN Compensation Survey, for comparison to other private sector, post-secondary education companies, as well as data from broad, general industry surveys for companies between $500 million and $2.0 billion in revenue (based on our projected revenue for 2013 at the time). In assessing such data, Mercer applied premiums and discounts to survey matches to reflect differences in job responsibilities and/or revenue scope between our company and the survey data.
Mercer provided a written report to the Compensation Committee in November 2012 which summarized its findings (the “2012 Mercer Report”). We initially engaged Mercer in 2008 to consult for us with respect to 2009 executive compensation, and Mercer has continued to consult for us on compensation matters since that time. Mercer invoiced us $113,108 for advice and recommendations on the amount and form of executive and director compensation provided during 2013, and we paid approximately $340,000 to Mercer affiliates, Mercer Health & Benefits Administration, LLC (“Mercer Health”) and Marsh USA Risk and Insurance Services, LLC (“Marsh”), in 2013. Mercer Health provides various services to us related to the operation and maintenance of our health and benefit programs, and Marsh provides various services to us related to insurance and our surety bond facility. The decision to engage Mercer affiliates to provide additional services was made by management and was not separately approved by the Board of Directors or Compensation Committee.
Role of Stockholder Say-on-Pay Votes in Determining Compensation
We provide our stockholders with the opportunity to cast an advisory vote on executive compensation (“say-on-pay proposal”) once every three years. At our 2011 Annual Meeting of Stockholders, held on May 10, 2011, over 99% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this result affirms stockholders' support of our approach to executive compensation, and did not change the approach in 2013 based on such result. The Compensation Committee will continue to consider the outcome of say-on-pay proposals, including the results of the say-on-pay proposal being voted on at our 2014 Annual Meeting of Stockholders, when making future compensation decisions for our NEOs.
Role of Executive Officers in Determining Compensation
Mr. Clark, our CEO, reviews the reports prepared by our compensation consultant (and reviewed specifically the 2012 Mercer Report), which reports are prepared in conjunction with, and based on prior input from, the Compensation Committee. Mr. Clark then makes recommendations to the Compensation Committee regarding the amount and form of compensation he believes should be paid to our executive officers, other than himself. While the Compensation Committee takes Mr. Clark's recommendations into consideration in making decisions regarding executive compensation, the Compensation Committee is not obligated to follow his recommendations and may instead determine to pay amounts or forms of compensation other than as Mr. Clark has recommended. With respect to the amounts and forms of compensation that are paid to Mr. Clark, the Compensation Committee discusses proposals for Mr. Clark's compensation with him but makes any final decisions regarding his compensation when he is not present.
Elements of Executive Compensation
The compensation of our executive officers, including our NEOs, generally consists of three components:

•	an annual base salary;

•	an annual performance-based cash bonus; and

•	annual grants of long-term equity awards, such as stock options and restricted stock units.
The Compensation Committee believes that a substantial portion of our NEOs' total compensation should be variable and tied to performance (specifically, performance-based cash bonuses and long-term equity awards) to align the officers' compensation with measures that correlate with our long-term business objectives and stock price performance.
Role of annual base salaries. Annual base salaries provide our NEOs with a reasonable base level of monthly income. The Compensation Committee annually reviews the annual base salaries of our NEOs and may adjust them based on the Compensation Committee's subjective evaluation of a variety of factors, including: the nature and responsibility of the position; the impact, contribution, expertise and experience of the individual executive; competitive market information regarding salaries to the extent available and relevant; the importance of retaining the individual along with the competitiveness of the market for the individual executive's talent and services; and the recommendations of our CEO, except in the case of his own base salary.
Role of annual performance-based cash bonus. The Compensation Committee awards performance-based cash bonuses to motivate and reward our NEOs for achieving annual performance objectives that are established by the Compensation Committee.
Role of long-term equity awards. Long-term equity awards, such as stock options and restricted stock units, create a substantial retention incentive and also encourage our NEOs to focus on our long-term business objectives and to build long-term stockholder value. The Compensation Committee's practice is to grant equity awards to each NEO annually. In 2013, such grants were comprised of stock options and restricted stock units. The annual equity awards generally vest over a period of years subject to our NEO's continuing service to the company to provide the intended retentive value. The Compensation Committee believes stock options and restricted stock units align the interests of the named executive officers with stockholders because the value of such equity securities increases or decreases with changes in our stock price.
Role of change of control and severance arrangements. Arrangements regarding compensation upon a change of control or termination of employment, as well as employee benefits and perquisites, are also elements of compensation for our NEOs. Change of control benefits for our executive officers serve to minimize the disruption potentially caused by the departure or distraction of executive officers to the detriment of our company and our stockholders in the event of a change of control. For more information regarding the roles of these elements in our overall compensation objectives, see “Change of Control Arrangements,” “Other Payments upon Termination of Employment” and “Employee Benefits and Perquisites” below.
CEO Compensation Relative to Other Named Executive Officers
The Compensation Committee believes that CEO compensation should be greater than that of the other NEOs because his responsibilities for the management and strategic direction of the company are significantly greater and he has substantial additional obligations as the CEO. The difference between his and the other NEOs' compensation is derived in large part from variable compensation, particularly stock option awards, which will only create value for Mr. Clark if our share value appreciates, and restricted stock unit awards, which increase in value when our share value appreciates. The Compensation Committee believes it is desirable to provide a significant amount of at-risk, performance-based compensation to the CEO to continue to encourage and reward him for superior accomplishments.
2013 Annual Base Salaries
In December 2012, after reviewing and considering the 2012 Mercer Report, and after discussing compensation principles and philosophy, as well as the Company's performance, the Compensation Committee determined not to increase the annual base salaries of our NEOs for 2013.

Name	2012 Annual Base Salary ($)	2013 Annual Base Salary ($)
Andrew S. Clark	600,000	600,000
Daniel J. Devine	365,000	365,000
Rodney T. Sheng	380,000	380,000
Jane L. McAuliffe	330,000	330,000
Diane L. Thompson	330,000	330,000
2013 Short Term Incentive Plan
In March 2013, the Compensation Committee adopted the 2013 Short Term Incentive Plan (the “2013 Incentive Plan”). Under the 2013 Incentive Plan, the payments to our NEOs of annual performance-based cash bonuses were based on the achievement of corresponding company-wide performance goals related to quality, EBITDA and revenue, weighted 50%, 35% and 15%, respectively. “EBITDA” is a non-GAAP financial measure that is defined to mean net income plus interest expense, less interest income, plus income tax expense and plus depreciation and amortization. There were no individual performance metrics. The performance goal for quality required the achievement by the company in 2013 of certain quality metrics (collectively, the “2013 Quality Metrics”) based on:
•cohort default rates - rates calculated by the U.S. Department of Education of student defaults over two-year and three-year measuring periods for each educational institution;
•90/10 ratio - a ratio based on the percentage of revenues an institution derives from Title IV programs (an institution loses eligibility to participate in Title IV programs if it derives more than 90% of its revenues from Title IV program funds for two consecutive fiscal years);
•net promoter score - a customer loyalty metric;
•employee retention; and
•the development of innovative tools to measure academic quality.
The target annual bonus amount for Mr. Clark for 2013 was 100% of his annual base salary, as set forth in his employment agreement. See “Employment Agreements” below. The target bonus amounts for Messrs. Devine and Sheng, Dr. McAuliffe and Ms. Thompson for 2013 were determined by the Compensation Committee to be equal to 65%, 75%, 55% and 35%, respectively, of their respective annual base salaries. In setting the target bonus amounts for Messrs. Devine and Sheng, Dr. McAuliffe and Ms. Thompson, the Compensation Committee considered the performance-based bonuses paid to similarly situated executives at the companies within our peer group, as well as each individual's level of responsibility, experience and expertise.
The Compensation Committee further determined that (1) the bonus amount for each NEO for achieving threshold performance would be 50% of the officer's target bonus amount (based on achievement of threshold performance for each performance goal), and (2) the maximum bonus amount for each NEO for achieving maximum performance would be 200% of the officer's target bonus amount. The Compensation Committee believed that such amounts were in line with performance-based bonuses paid to similarly situated executives at the companies within our peer group, and would provide the desired amount of retention and incentive for each officer.
Under the 2013 Incentive Plan, each of our NEOs was eligible to receive a performance-based cash bonus based on the achievement by our company of the 2013 Quality Metrics goals, EBITDA and revenue. See “Grants of Plan-Based Awards in 2013” below for the specific threshold, target and maximum performance-based cash bonus amounts that each NEO was eligible to earn in 2013. For each of the three performance goals, the Compensation Committee had the discretion to award amounts that fell in between the target and maximum amounts for achievement of performance goals between the target and maximum levels, and also to award a lesser amount than the target amount for achievement of performance goals below the target level but above threshold. If none of the three performance goal thresholds were achieved, no performance-based bonuses would be paid. The Compensation Committee also determined that no performance-based bonuses would be paid if Ashford University failed to either maintain HLC accreditation or achieve WASC accreditation.
In determining whether and the extent to which we achieved the 2013 Quality Metrics, the Compensation Committee evaluated three primary (but not exclusive) criteria: (1) comparison with prior year; (2) comparison with peers; and (3) comparison with internal expectations. Accordingly, the Compensation Committee considered Ashford University's two-year cohort default rate for the 2012 federal fiscal year and three-year cohort default rate for the 2011 federal fiscal year and 90/10 ratio for 2013, as well as our net promoter score, employee retention rate and development of modeling and learning tools. Assessing the 2013 Quality Metrics presented by management as a whole, the Compensation Committee determined that the metrics were achieved at the target level. The Compensation Committee determined the threshold revenue goal of $831.3 million and the threshold EBITDA goal of $117.8 million were not achieved. Based on the achievement of the 2013 Quality Metrics at the target level and the 50% weighting of the quality metrics component of the annual bonus, the Compensation Committee approved cash bonuses for each NEO equal to 50% of such officer's target bonus amount.
The amount of the performance-based cash bonus earned by each NEO is shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table-2013” below.

Performance Target (in millions)	2012 (1)	Threshold Amount for 2013	Target Amount for 2013	Maximum Amount for 2013	2013

Revenue	$968.2	$831.3	$875	$918.8	$768.6
EBITDA	$230.5	$117.8	$130.9	$144	$91.2
(1) 2012 EBITDA has been adjusted for expense related to the class action lawsuit settlement in April 2012.

2013 Equity Awards
In March 2013, the Compensation Committee and the Board of Directors, with input from Mercer, approved the award of stock options and restricted stock units to our NEOs, pursuant to the 2009 Plan. The Board of Directors accepted the Compensation Committee's recommendations for approval of the awards and did not exercise any discretion to deviate from the recommendations. The number of shares subject to the options, and underlying restricted stock units, awarded to our NEOs, as well as the exercise price and other terms of the options, and vesting terms of the restricted stock units, are summarized under “Outstanding Equity Awards at Fiscal Year End-2013” below. The Compensation Committee determined that the number of shares subject to the options, and underlying restricted stock units, awarded to each of our NEOs was appropriate given the outstanding equity awards held by each such officer, as well as the equity awarded to similarly situated executives at the companies in our peer group. In addition, the Compensation Committee considered the retentive value of our NEOs' equity holdings and awards, as well as the alignment of the interests of our NEOs and our stockholders.
Policy Regarding Deductibility of Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1 million paid to the chief executive officer and the three most highly compensated executive officers (not including the chief financial officer). However, certain compensation meeting a tax law definition of “performance-based” is generally exempt from this deduction limit. Since our initial public offering in 2009 through our 2013 Annual Meeting, we have been relying on a special Section 162(m) exception for our equity awards. Although we do not currently have a policy regarding qualification of cash compensation, such as salary and bonuses, for deductibility under Section 162(m), no compensation paid in 2013 was non-deductible by reason of Section 162(m).

Furthermore, for 2014, we have included provisions in the 2009 Plan designed to enable grants of equity awards to executive officers to qualify as “performance-based” compensation. Nevertheless, the Compensation Committee believes that in certain circumstances factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of us and our stockholders. Given the difficult regulatory and legislative environment we face, as well as the competitive market for outstanding executive talent, the Compensation Committee believes that it is important to retain the flexibility to design compensation programs consistent with its overall executive compensation philosophy even if some executive compensation is not fully deductible. Accordingly, the Compensation Committee may, from time to time, deem it appropriate to approve elements of compensation for certain executive officers that are not fully deductible under Section 162(m).
Change of Control Arrangements
The Compensation Committee has determined to provide change of control benefits for our executive officers because it recognizes that, as is the case with many publicly-held corporations, the possibility of a change of control exists, and the uncertainty and questions which a potential change of control may raise among our executive officers could result in the departure or distraction of executive officers to the detriment of our company and our stockholders. The amounts to be realized by our NEOs upon the consummation of a change of control are discussed under “Potential Payments upon Termination and Change of Control” below.
The Compensation Committee determined that “single trigger” treatment for the acceleration of vesting of stock options upon the consummation of a change of control is appropriate because: (1) it helps retain key employees during change in control discussions, especially senior executive officers where equity represents a significant portion of their total pay package; (2) it is difficult to replicate underlying performance goals, when applicable, under options after the change in control; (3) the company that made the original equity grant will no longer exist after a change in control (and employees should not necessarily be required to have the fate of their outstanding equity tied to the new company's future success); and (4) it ensures ongoing employees are treated similarly to terminated employees with respect to outstanding equity awards.
A termination of our NEO's employment following a change of control is required for such officer to receive the remainder of change of control benefits, which we refer to as a “double trigger.” For Messrs. Clark, Devine and Sheng, these benefits are set forth in their employment agreements; for Dr. McAuliffe and Ms. Thompson, these benefits are set forth in our Executive Severance Plan. The Compensation Committee believes that a “double trigger” is appropriate for an officer to receive the remainder of change of control benefits, particularly payments of cash, because it prevents an unintended windfall to officers in the event of a friendly change of control, while still providing them appropriate incentives to cooperate in negotiating any change of control in which they believe they may lose their employment.
The Compensation Committee further believes that if a NEO remains employed by us following a change of control, but such officer experiences a defined set of adverse circumstances regarding such officer's employment, then such officer should have the opportunity (during a two year period from the change of control) to elect to resign and receive the same severance benefits applicable as if such officer's employment was terminated by the company without “cause” during such time. The amounts to be paid to Messrs. Clark, Devine and Sheng, Dr. McAuliffe and Ms. Thompson in the event of a termination without “cause,” or resignation for “good reason,” within two years following the consummation of a change of control are discussed under “Potential Payments upon Termination and Change of Control” below.
Other Payments upon Termination of Employment
The Compensation Committee believes that reasonable severance benefits for our NEOs are important because it may be difficult for them to find comparable employment within a short period of time following certain qualifying terminations. For Messrs. Clark, Devine and Sheng, severance benefits are set forth in their employment agreements; for Dr. McAuliffe and Ms. Thompson, these benefits are set forth in our Executive Severance Plan. The amounts to be paid to our NEOs in the event of a termination without cause, resignation for good reason, termination for death and termination for disability are discussed under “Potential Payments upon Termination and Change of Control” below. The severance benefits for Mr. Clark, our CEO, last longer than the other NEOs in recognition of the fact that it typically takes longer for a chief executive officer to find employment in a comparable position. Our NEOs may be eligible for additional severance benefits if there is a termination of employment or resignation for good reason within two years of a change of control, as discussed under “Change of Control Arrangements” above.
Employee Benefits and Perquisites
We offer employee benefits to our NEOs for the purpose of meeting the current and future health and security needs for themselves and their families. These benefits, which are generally offered to all eligible employees, include medical, dental, and life insurance benefits; short-term disability pay; long-term disability insurance; and flexible spending accounts for medical expense reimbursements. We also have a Senior Management Benefit Plan (“Benefit Plan”) in which our NEOs are eligible to participate. The Benefit Plan is a fully insured plan and provides an annual benefit of up to $100,000 per participant (including the participant's eligible dependents) for unreimbursed medical expenses during a calendar year that are not covered by our major medical plan. Additionally, the Benefit Plan provides worldwide medical assistance services, including locating the nearest medical facility, finding an attorney and making arrangements for emergency medical evacuation.
We also offer our employees a 401(k) retirement savings plan in which our NEOs participate. The 401(k) retirement savings plan is a defined contribution plan established in accordance with Section 401(a) of the Internal Revenue Code. Employees may make contributions (pre-tax or after-tax) into the 401(k) plan up to annual limits prescribed by the Internal Revenue Service. We also make matching contributions under the 401(k) plan, including for our NEOs who participate in the 401(k) plan.
Nonqualified Deferred Compensation Plan. Our NEOs are also eligible to participate in the Bridgepoint Education Nonqualified Deferred Compensation Plan (“Deferred Compensation Plan”), pursuant to which certain of our highly compensated employees are permitted to defer up to 80% of their annual base salary and up to 100% of their annual service bonus and any performance-based compensation into such plan. We do not make any contributions to the Deferred Compensation Plan on behalf of any participant, including a NEO, other than to contribute the matching contributions we would have made to our 401(k) plan on such participant's behalf in the event the participant's contributions to our 401(k) plan are required to be reduced pursuant to applicable 401(k) plan contribution limitations. To the extent our NEOs elect to participate in the Deferred Compensation Plan, they may elect to receive distributions while they are still working for us or they may elect to receive distributions (1) at termination of employment or retirement, (2) in the event of disability, death or financial hardship, or (3) in the event we undergo a change of control. Investment gains or losses credited to a participant's account in the Deferred Compensation Plan are based on investment elections made by the participant from prescribed mutual fund investment options. Each participant in the Deferred Compensation Plan makes his or her own individual investment elections and may change any such investment election at any time.
Perquisites. Perquisites do not comprise a material element of our executive compensation program. With respect to executive attendance at sporting and entertainment events, we believe there is no incremental cost to us associated with the personal use by our NEOs, and their guests and family members, of (1) tickets to various sporting and entertainment events that we have acquired at no additional cost in connection with our corporate sponsorships of various organizations or (2) our corporate suite at Qualcomm Stadium in San Diego, California, which is leased for business-related entertainment and paid for seasonally rather than individually by event. Accordingly, no amounts related to these items are included in the compensation of our NEOs in the “Summary Compensation Table-2013” below.
Recoupment Policy
The Board of Directors has adopted a Policy on Recoupment of Compensation (“Recoupment Policy”) which requires that the NEO return performance-based compensation to us if:

•
there is a restatement of any of our financial statements previously filed with the SEC (regardless of whether there was any misconduct), other than those due to changes in accounting principles, and the restated financial results would have resulted in a lesser amount of performance-based compensation being paid to the NEO; or

•
the NEO's intentional misconduct, gross negligence or failure to report intentional misconduct or gross negligence by one of our employees (or service providers) either was a contributing factor or partial factor to having to restate any of our financial statements previously filed with the SEC, or constituted fraud, bribery or any other unlawful act (or contributed to another person's fraud, bribery or other unlawful act) which in each case adversely impacted our finances, business and/or reputation.

In adopting the Recoupment Policy, the Board of Directors felt that the potential requirement to repay certain performance-based compensation upon such events as those described above would provide the requisite level of deterrent to curtail both risky and unethical behavior on the part of our NEOs. We believe that the Recoupment Policy is appropriate given the types and amounts of performance-based compensation that we pay our NEOs, and that such policy incentivizes them to take only those risks that they determine are calculated to reward our stockholders without material adverse risk to our company.
Stock Ownership Guidelines
To help align the interests of our executive officers with those of our stockholders, in December 2011, the Board of Directors, upon the recommendation of the Compensation Committee, adopted stock ownership guidelines applicable to our NEOs. The guidelines provide that our executive officers, within five years of becoming subject to the guidelines, shall achieve applicable stock ownership, as set forth below. In May 2013, the guidelines were expanded to cover non-employee directors.

•	CEO - A number of shares equal to the quotient of (1) an amount equal to six times base salary, divided by (2) the stock price at the date of calculation.

•	Executive Vice Presidents - A number of shares equal to the quotient of (1) an amount equal to three times base salary, divided by (2) the stock price at the date of calculation.

•	Senior Vice Presidents - A number of shares equal to the quotient of (1) an amount equal to two times base salary, divided by (2) the stock price at the date of calculation.

•
Non-Employee Directors - A number of shares equal to the quotient of (1) an amount equal to three times the annual retainer for service on the Board of Directors (excluding retainers for committee or chair service), divided by (2) the stock price at the date of calculation.

The applicable date of calculation is the date of annual equity awards or the date of a contemplated sale by our NEO, whichever is later. Our NEOs may not sell shares unless they will satisfy the appropriate ownership guidelines following the sale.
Transactions in Our Securities
We have an Insider Trading Policy which among other things prevents employees, officers and directors from engaging in speculative or hedging transactions in our securities (such as prepaid variable forwards, equity swaps, collars and exchange funds), or from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan, except in each case as may be specifically permitted by the Insider Trading Policy compliance officer in advance. Transactions in publicly-traded options such as put options, call options or other derivative securities, on an exchange or in any other organized market, are expressly prohibited. Additionally, no employee, including our NEOs, or director may engage in short sales of our securities.
Timing of Equity Award Grants
All stock option grants to NEOs are granted with an exercise price equal to or above the fair market value of the underlying stock on the date of grant. We do not grant stock options, or any other form of equity compensation, in anticipation of the release of material non-public information. Similarly, we do not time the release of material non-public information based on stock option or other equity award grant dates.
The Compensation Committee has adopted an Equity Award Grant Policy under which management will submit recommendations of equity awards to the Compensation Committee, at the committee's regular quarterly meetings. Such recommendations will include the type of award proposed to be granted, the recipient, size and special terms or conditions of any such award; provided that grants to executive officers and members of the Board of Directors must be submitted to and approved separately by the Board of Directors if the Compensation Committee is not composed solely of two or more non-employee directors pursuant to Exchange Act Rule 16b-3. Any equity awards approved by the Compensation Committee (or by the Board of Directors, as applicable) will be granted as of the date of such quarterly meeting, unless a future effective date of grant is specifically authorized. Typically, equity awards will be granted by the Compensation Committee or the Board of Directors pursuant to either a live or telephonic meeting. However, the Compensation Committee or the Board of Directors may also authorize the grant of equity awards pursuant to a unanimous written consent. If equity awards are authorized by unanimous written consent, the effective date of the grant (and the date upon which any stock option will have its exercise price determined) will be the date upon which our Secretary has received all signatures to the unanimous written consent, unless a future effective date of grant is specifically authorized.
Tax and Accounting Considerations
In 2013, while the Compensation Committee generally considered the financial accounting and tax implications of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our NEOs during 2013.

Summary Compensation Table-2013
The table below summarizes the total compensation earned by each of the named executive officers for 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Andrew S. Clark	2013	600,000	—	697,993	694,311	300,000	—	46,362	2,338,666
CEO and President	2012	596,875	—	—	1,514,917	111,600	—	42,935	2,266,327
	2011	522,917	349,650	349,650	1,197,462	263,025	—	39,217	2,721,921
Daniel J. Devine	2013	365,000	—	274,164	272,761	118,625	—	35,031	1,065,581
Executive Vice President/	2012	363,333	—	—	605,967	44,129	—	38,325	1,051,754
Chief Financial Officer	2011	323,542	108,225	108,225	414,506	81,413	—	41,885	1,077,796
Rodney T. Sheng	2013	380,000	—	274,164	272,761	142,500	—	40,696	1,110,121
Executive Vice President/	2012	378,125	—	—	605,967	53,010	—	39,028	1,076,130
Chief Administrative Officer	2011	333,542	133,866	133,872	437,534	100,700	—	32,718	1,172,232
Jane L. McAuliffe	2013	330,000	—	274,164	272,761	90,750	—	43,322	1,010,997
Executive Vice President/	2012	329,375	—	—	605,967	33,759	—	48,425	1,017,526
Chief Academic Officer	2011	313,542	104,895	104,893	345,422	78,908		41,474	989,134
Diane L. Thompson	2013	330,000	—	174,524	173,550	57,750	—	24,359	760,183
Senior Vice President,	2012	328,542	—	577,504	479,714	21,483	—	22,723	1,429,966
Secretary and General Counsel	2011	293,542	68,764	68,770	276,337	51,728	—	25,724	784,865

(1)
The annual base salaries we paid to the named executive officers in 2012, as shown in this column, are slightly lower (less than 1% in each case) than the amounts shown in “Compensation Discussion and Analysis - 2013 Annual Base Salaries” because, in accordance with our then standard payroll practices, the first regular bi-monthly paycheck received by each officer in 2012 related to compensation earned during a portion of December 2011, which was paid at the 2011 salary level.

(2)	Represents the amount of cash bonuses paid to the named executive officers in June 2011.

(3)
Represents the fair market value of restricted stock units awarded to the named executive officers, computed in accordance with Financial Accounting Standards Board (FASB) ASC Topic 718. The restricted stock unit awards are further described under “Compensation Discussion and Analysis - 2013 Equity Awards” and “Grants of Plan-Based Awards in 2013.”

(4)
Represents the aggregate grant date fair value of option awards granted to the named executive officers in each year, computed in each case in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are described in Note 14, “Stock-Based Compensation,” to our annual consolidated financial statements for the year ended December 31, 2013, which are included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(5)
For 2013, represents the performance-based cash bonus awards paid to the named executive officers for 2013 performance as described under “Compensation Discussion and Analysis - 2013 Short Term Incentive Plan” and “Grants of Plan-Based Awards in 2013.”

(6)
There are no nonqualified deferred compensation earnings reflected in this column because no named executive officer received above-market or preferential earnings on such compensation. For more information regarding 2013 activity in deferred compensation accounts for the named executive officers, see “2013 Nonqualified Deferred Compensation” below.

(7)
Represents (i) payments for health, life and disability insurance premiums, (ii) medical expense reimbursements received under the Senior Management Benefit Plan, (iii) 401(k) plan matching contributions, and (iv) nonqualified deferred compensation plan contributions (only to contribute the matching contributions we would have made to our 401(k) plan on the officer's behalf because the officer's contributions to our 401(k) plan were required to be reduced pursuant to applicable 401(k) plan contribution limitations). Payments for health insurance premiums reflect the full amount paid on behalf of NEOs rather than the portion in excess of that paid for non-executives. Prior period amounts have been revised to reflect this presentation.

Name	Year	Qualified Retirement Plan Employer Match ($)	Employer Deferred Compensation Plan Contributions ($)	Health, Life and Disability Insurance Premiums and Medical Reimbursements ($)	Total ($)
Andrew S. Clark	2013	5,100		41,262	46,362
	2012	6,438		36,497	42,935
	2011	8,250	—	30,967	39,217
Daniel J. Devine	2013	5,404	—	29,627	35,031
	2012	6,806	—	31,519	38,325
	2011	5,029	—	36,856	41,885
Rodney T. Sheng	2013	7,578	—	33,118	40,696
	2012	7,338	—	31,690	39,028
	2011	8,250	—	24,468	32,718
Jane L. McAuliffe	2013	6,375	—	36,947	43,322
	2012	7,500	—	40,925	48,425
	2011	8,053	—	33,421	41,474
Diane L. Thompson	2013	7,531	—	16,828	24,359
	2012	3,616	—	19,107	22,723
	2011	3,338	2,626	19,760	25,724
Grants of Plan-Based Awards in 2013
The following table provides information regarding the amount of plan-based awards granted in 2013 for each of the named executive officers:

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)($)
			Threshold ($)	Target ($)	Maximum ($)
Andrew S. Clark	—	—	300,000	600,000	1,200,000	—	—	—	—
	3/29/2013	3/18/2013	—	—	—	—	125,900	10.23	694,311
	3/29/2013	3/18/2013				68,230	—	—	697,993
Daniel J. Devine	—	—	118,625	237,250	474,500	—	—	—	—
	3/29/2013	3/18/2013	—	—	—	—	49,460	10.23	272,761
	3/29/2013	3/18/2013				26,800	—	—	274,164
Rodney T. Sheng	—	—	142,500	285,000	570,000	—	—	—	—
	3/29/2013	3/18/2013	—	—	—	—	49,460	10.23	272,761
	3/29/2013	3/18/2013				26,800			274,164
Jane L. McAuliffe	—	—	90,750	181,500	363,000	—	—	—	—
	3/29/2013	3/18/2013	—	—	—	—	49,460	10.23	272,761
	3/29/2013	3/18/2013				26,800			274,164
Diane L. Thompson	—	—	57,750	115,500	231,000	—	—	—	—
	3/29/2013	3/18/2013	—	—	—	—	31,470	10.23	173,550
	3/29/2013	3/18/2013	—	—	—	17,060	—	—	174,524

(1)
The threshold, target and maximum amounts shown in the table correspond to the amounts the Compensation Committee determined to pay to the named executive officers as performance-based cash bonuses based upon the achievement of certain performance targets relating to EBITDA, revenue and various quality measures. The threshold, target and maximum amounts shown above assume threshold, target and maximum achievement, respectively, for each of the three weighted performance goals. For more information regarding the performance-based cash bonuses, performance targets and methodology for determining bonus amounts, see “Compensation Discussion and Analysis - 2013 Short Term Incentive Plan.” Actual payouts for achievement of the 2013 performance targets are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)
Represents the grant date fair value of the respective awards of options and restricted stock units, computed in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are described in Note 14, “Stock-Based Compensation,” to our annual consolidated financial statements for the year ended December 31, 2013, which are included in our Annual Report on Form 10-K for the year ended December 31, 2013.

Equity Awards
The following table shows the number of shares of our common stock subject to options and restricted stock units held by the named executive officers as of December 31, 2013. No named executive officer held any restricted shares of our common stock as of December 31, 2013.

	Outstanding Equity Awards at Fiscal Year End-2013
	Option Awards					Restricted Stock Unit Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(1)	Option exercise price ($)	Option expiration date		Number of Restricted Stock Units That Have Not Vested (#)		Market Value of Restricted Stock Units That Have Not Vested ($)
Andrew S. Clark	17,782	—	$0.59	11/27/2017	(2)	—		—
	666,666	—	$10.50	4/14/2019	(3)(4)	—		—
	30,045	—	$0.59	4/14/2019	(3)(4)	—		—
	114,399	—	$0.59	4/14/2019	(3)(4)	—		—
	101,331	23,769	$15.81	8/5/2020	(4)(5)	—		—
	89,887	44,273	$17.10	3/31/2021	(4)(6)	—		—
	52,783	69,967	$24.75	3/30/2022	(4)(7)	—		—
	—	125,900	$10.23	3/29/2023	(4)(8)	—		—
	—	—	$—	—		68,230	(10)	1,208,353	(11)

Daniel J. Devine	27,777	—	$0.59	11/27/2017	(2)	—		—
	27,777	—	$0.59	11/27/2017	(2)	—		—
	124,652	—	$10.50	4/14/2019	(3)(4)	—		—
	17,334	—	$0.59	4/14/2019	(3)(4)	—		—
	44,399	—	$0.59	4/14/2019	(3)(4)	—		—
	33,777	7,923	$15.81	8/5/2020	(4)(5)	—		—
	31,115	15,325	$17.10	3/31/2021	(4)(6)	—		—
	21,113	27,987	$24.75	3/30/2022	(4)(7)	—		—
	—	49,460	$10.23	3/29/2023	(4)(8)	—		—
	—	—	$—	—		26,800	(10)	474,628	(11)

Rodney T. Sheng	193,581	—	$10.50	4/14/2019	(3)(4)	—		—
	15,889	—	$0.59	4/14/2019	(3)(4)	—		—
	31,640	—	$0.59	4/14/2019	(3)(4)	—		—
	—	8,721	$15.81	8/5/2020	(4)(5)	—		—
	981	16,176	$17.10	3/31/2021	(4)(6)	—		—
	21,113	27,987	$24.75	3/30/2022	(4)(7)	—		—
	—	49,460	$10.23	3/29/2023	(4)(8)
	—	—	$—	0		26,800	(10)	474,628	(11)

Jane L. McAuliffe	23,254	—	$0.59	11/27/2017	(2)	—		—
	25,465	—	$0.59	11/27/2017	(2)	—		—
	67,890	—	$10.50	4/14/2019	(3)(4)	—		—
	22,748	—	$0.32	4/14/2019	(3)(4)	—		—
	—	7,524	$15.81	8/5/2020	(4)(5)	—		—
	774	12,771	$17.10	3/31/2021	(4)(6)	—		—
	21,113	27,987	$24.75	3/30/2022	(4)(7)	—		—
	—	49,460	$10.23	3/29/2023	(4)(8)			—
	—	—	$—	—		26,800	(10)	474,628	(11)

Diane L. Thompson	21,931	—	$10.50	4/14/2019	(3)(4)	—		—
	23,652	5,548	$15.81	8/5/2020	(4)(5)	—		—
	20,743	10,217	$17.10	3/31/2021	(4)(6)	—		—
	16,714	22,156	$24.75	3/30/2022	(4)(7)
	—	31,470	$10.23	3/29/2023	(4)(8)
	—	—	$—	—		29,707	(9)	526,111	(11)
	—	—	$—	—		17,060	(10)	302,133	(11)

(1)
The unvested portion of each outstanding stock option is subject to certain accelerated vesting upon (i) the named executive officer's termination of employment in certain circumstances, including in connection with a change of control, and (ii) upon a change of control, as provided in the relevant equity incentive plan or option agreement pursuant to which the option was granted or pursuant to the named executive officer's employment agreement (or, with respect to Dr. McAuliffe and Ms. Thompson, pursuant to the Executive Severance Plan). See “Potential Payments upon Termination and Change of Control” below.

(2)
These options were granted under our 2005 Stock Incentive Plan on November 27, 2007, with an exercise price equal to the fair market value of one of our common shares on the date of grant. For time-based options, the vesting commencement date was November 27, 2007.

(3)
These options were granted under our 2009 Stock Incentive Plan on April 14, 2009, with an exercise price equal to the price at which shares were offered to the public in our initial public offering. The vesting commencement date was April 14, 2009.

(4)
These time-based options vest as follows, subject to the named executive officer's continued service with us: (i) 25% of the option vests on the first anniversary of the vesting commencement date, (ii) an additional 2% of the option vests on each monthly anniversary of the vesting commencement date for the 33 months following the first anniversary of the vesting commencement date and (iii) an additional 3% of the option vests on each of the 46th, 47th and 48th monthly anniversaries of the vesting commencement date.

(5)
These options were granted under our 2009 Stock Incentive Plan on August 5, 2010, with an exercise price equal to the regular session closing price of our common stock as reported by the New York Stock Exchange on the date of grant. The vesting commencement date was August 5, 2010.

(6)
These options were granted under our 2009 Stock Incentive Plan on March 31, 2011, with an exercise price equal to the regular session closing price of our common stock as reported by the New York Stock Exchange on the date of grant. The vesting commencement date was March 31, 2011.

(7)
These options were granted under our 2009 Stock Incentive Plan on March 30, 2012, with an exercise price equal to the regular session closing price of our common stock as reported by the New York Stock Exchange on the date of grant. The vesting commencement date was March 30, 2012.

(8)
These options were granted under our 2009 Stock Incentive Plan on March 29, 2013, with an exercise price equal to the regular session closing price of our common stock as reported by the New York Stock Exchange on the date of grant. The vesting commencement date was March 29, 2013.

(9)
These restricted stock units were granted under our 2009 Stock Incentive Plan on August 28, 2012, and 50% of the restricted stock units vested and were delivered to the named executive officer on August 28, 2013, and the remaining 50% will vest and be delivered on August 28, 2014, subject to the named executive officer's continuing service through each such date.

(10)
These restricted stock units were granted under our 2009 Stock Incentive Plan on March 29, 2013, and 25% of the restricted stock units will vest and be delivered to the named executive officer on each anniversary of the grant date, subject to the named executive officer's continuing service through each such date.

(11)	Based on the closing price of our common stock of $17.71 as reported by the New York Stock Exchange on December 31, 2013.
Option Exercises and Stock Vested in 2013
The following table provides information for the named executive officers regarding stock option exercises during 2013, including the total number of shares acquired upon exercise and the aggregate value realized, before payment of any applicable withholding tax and broker commissions, and restricted stock units vested during 2013.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Andrew S. Clark	126,662	2,395,812	—	—
Daniel J. Devine	97,570	878,130	—	—
Rodney T. Sheng	146,448	917,513	—	—
Jane L. McAuliffe	106,944	673,049	—	—
Diane L. Thompson	9,180	82,620	29,707	487,789

(1)
The value realized for an option exercise is determined by multiplying (i) the number of shares acquired upon exercise by (ii) the difference between the market price of the shares at exercise and the exercise price of the option. In 2013, in connection with options exercised with the tender offer, the named officers satisfied the related tax obligations through the net issuance of shares underlying such options. For all other exercises of options by the named executive officers in 2013, all of the shares acquired upon exercise were immediately sold, through a series of open market trades, on the date of exercise. Accordingly, we have determined the “market price of shares at exercise” to be the weighted average sale price for such shares on the date of exercise.

(2)
The value realized upon vesting of restricted stock units is determined by multiplying (i) the number of shares vested by (ii) the market price of the shares at vesting. Each restricted stock unit that vested in 2013 vested in full on August 28, 2013.

Employment Agreements
The following table highlights certain items contained in the employment agreements we entered into with Messrs. Clark, Devine and Sheng in March 2009. We have not entered into an employment agreement with Dr. McAuliffe or Ms. Thompson, each of whom is instead subject to, and may receive severance benefits from, our Executive Severance Plan, as described below under “Potential Payments upon Termination and Change of Control.” Each of the employment agreements provides that the named executive officer is entitled to participate in health, insurance, retirement and other benefits which are provided to our senior executives.

Name	Position	Date of Agreement	Initial Term of Agreement (1)	Base Salary ($)(2)	Annual Target Bonus, as Percentage of Salary (3)	Potential Payments upon Termination or Change of Control	Other
Andrew S. Clark	Chief Executive Officer	March 4, 2009	4 years	375,000	100%	(4)	(5)
Daniel J. Devine	Chief Financial Officer	March 9, 2009	2 years	250,000	50%	(4)	—
Rodney T. Sheng	Chief Administrative Officer	March 4, 2009	2 years	250,000	60%	(4)	—

(1)
The term of each of the employment agreements will automatically extend for an additional year upon the end of the initial term and thereafter on each anniversary unless either party timely gives notice that such party does want to so extend the agreement. The terms of the employment agreements for Messrs. Clark, Devine and Sheng automatically renewed for an additional year in March 2014.

(2)
This column shows the annual base salary set forth in the respective employment agreement for each named executive officer, which salary may be periodically reviewed and increased by the Board of Directors in its discretion, or decreased with the named executive officer's written consent. Most recently, in December 2013, the Compensation Committee determined to increase the salaries of Messrs. Clark, Devine and Sheng for fiscal 2014 to $725,000, $400,000 and $390,000, respectively.

(3)
Each employment agreement provides that the named executive officer will be eligible for an annual discretionary incentive bonus based on attainment of performance criteria. Each employment agreement provides for a target bonus amount as a percentage of annual salary with such target percentage reflected in this column. The actual bonus paid may be more or less than the target amount. In addition, upon any termination of Mr. Clark's employment other than for “cause” (as defined in the employment agreement and below), Mr. Clark will be eligible to be paid a pro-rata bonus for the fiscal year of termination based on the percentage of time he was employed in such fiscal year. Messrs. Devine and Sheng must be employed through the date of the bonus payment in order to be eligible to be paid a bonus.

(4)
For information regarding severance and other payments the named executive officer may receive under his employment agreement in the event of a change of control and/or termination of employment, see “Potential Payments upon Termination and Change of Control” below. If the named executive officer receives payments that are subject to golden parachute excise taxes, then such payments will be reduced to a level that would not subject the named executive officer to golden parachute excise taxes unless, after comparing the value of the payments on an after-tax basis (including the golden parachute excise tax), the named executive officer would be in a better economic position by receiving all such payments.

(5)
We are obligated to provide Mr. Clark with life insurance with a face amount not less than two times his annual base salary, as was in effect on the date his employment agreement was effective. Mr. Clark was also eligible to receive up to $15,000 in legal fees incurred in connection with the review and subsequent execution of his employment agreement. Additionally, we have agreed to nominate Mr. Clark for election to the Board of Directors at each annual meeting of stockholders.

Potential Payments upon Termination and Change of Control
The table below provides estimates for compensation payable to the named executive officers under hypothetical termination of employment and change of control scenarios under our compensatory arrangements with such officers, other than nondiscriminatory arrangements generally available to salaried employees. The amounts shown in the table below are estimates and assume the hypothetical termination, resignation, death or disability or change of control, as applicable, occurred on December 31, 2013, applying the provisions of the agreements that were in effect as of such date. If any of such officers resigns without good reason or is terminated by us for cause, such officer will be entitled only to any accrued and unpaid salary and vested benefits and no severance. Due to the number of factors and assumptions that can affect the nature and amount of any benefits provided upon the events discussed below, any amounts paid or distributed upon an actual event may differ. For purposes of the hypothetical payment estimates shown in the below table, some of the important assumptions that were made are as follows: (1) the named executive officer's base salary as in effect as of December 31, 2013; (2) cash severance and health insurance continuation as provided under the named executive officer's employment agreement or, for Dr. McAuliffe and Ms. Thompson, under the Executive Severance Plan and related Severance Agreement; (3) value for payment of health insurance continuation, including dental, at an assumed value of $1,500 per month; (4) no discretionary acceleration of vesting restricted stock units held by the named executive officer in the event of a change of control, and (5) a price per share of our common stock of $17.71 on December 31, 2013.

Name	Change of Control (1)		Termination of Employee Without Cause, or Resignation by Employee for Good Reason (2)(3)		Termination of Employee without Cause, or Resignation by Employee for Good Reason, within 24 Months of Change of Control (1)(2)(3)		Termination of Employee for Death		Termination of Employee for Disability (4)
Andrew S. Clark
Cash Severance Payment	$—		$2,400,000	(7)	$2,400,000	(10)	$300,000	(13)	$—
Continuation of Health Insurance Benefits	$—		$36,000	(7)	$36,000	(10)	$9,000	(13)	$—
Acceleration of Vesting of Time-Based Stock Options	$506,949	(5)	$469,747	(7)	$1,013,900	(10)	$469,747	(13)	$469,747	(14)
Total	$506,949		$2,905,747		$3,449,900		$778,747		$469,747
Daniel J. Devine
Cash Severance Payment	$—		$602,250	(8)	$602,250	(11)	$182,500	(13)	$—
Continuation of Health Insurance Benefits	$—		$18,000	(8)	$18,000	(11)	$9,000	(13)	$—
Acceleration of Vesting of Time-Based Stock Options	$197,180	(5)	$180,937	(8)	$394,363	(11)	$180,937	(13)	$180,937	(14)
Total	$197,180		$801,187		$1,014,613		$372,437		$180,937
Rodney T. Sheng
Cash Severance Payment	$—		$665,000	(8)	$665,000	(11)	$190,000	(13)	$—
Continuation of Health Insurance Benefits	$—		$18,000	(8)	$18,000	(11)	$9,000	(13)	$—
Acceleration of Vesting of Time-Based Stock Options	$198,198	(5)	$182,831	(8)	$396,398	(11)	$182,831	(13)	$182,831	(14)
Total	$198,198		$865,831		$1,079,398		$381,831		$182,831
Jane L. McAuliffe
Cash Severance Payment	$—		$165,000	(9)	$165,000	(12)	$—		$—
Continuation of Health Insurance Benefits	$—		$9,000	(9)	$9,000	(12)	$—		$—
Acceleration of Vesting of Time-Based Stock Options	$196,023	(6)	$—		$392,047	(12)	$—		$—
Total	$196,023		$174,000		$566,047		$—		$—
Diane L. Thompson
Cash Severance Payment	$—		$165,000	(9)	$165,000	(12)	$—		$—
Continuation of Health Insurance Benefits	$—		$9,000	(9)	$9,000	(12)	$—		$—
Acceleration of Vesting of Time-Based Stock Options	$126,084	(6)	$—		$252,169	(12)	$—		$—
Total	$126,084		$174,000		$426,169		$—		$—

(1)
“Change of control” generally means any of the following events: (a) the acquisition by a person or group (other than us or any of our employee benefit plans or Warburg Pincus and its affiliated entities and investment funds) of beneficial ownership of securities representing more than 50% of the voting securities of the company entitled to vote generally in the election of directors, determined on a fully-diluted basis (except if a majority of such holders immediately prior to such acquisition retain, immediately following such acquisition, a majority of the voting securities entitled to vote generally in the election of directors of the successor entity); (b) the sale, transfer or other disposition of 50% or more of our assets to one or more unaffiliated persons or groups; or (c) when a majority of the members of the Board of Directors are not “company directors,” which term means: (i) individuals who, as of a specified date, were directors of our company; (ii) individuals elected as directors after such date for whose election proxies will have been solicited by the Board of Directors, or (iii) any individual appointed to the Board of Directors to fill vacancies caused by death or resignation (but not by removal) or to fill newly created directorships.

(2)
“Cause” generally means any of the following acts committed by the named executive officer: (a) conviction of, or a plea of guilty or nolo contendere to, a felony or other crime (except for misdemeanors which are not materially injurious to our business or reputation); (b) willful refusal to perform in any material respect such officer's duties and responsibilities; (c) failure to comply in any material respect with the terms of such officer's agreements with us and our policies and procedures; (d) fraud or other illegal conduct in such officer's performance of duties for us; and (e) any conduct by such officer which is materially injurious to us or to our business or reputation.

(3)
For Messrs. Clark, Devine and Sheng, “good reason” generally means any of the following events: (a) a material diminution in his responsibilities, duties or authority; (b) a material diminution in his base salary or annual target bonus amount; (c) relocation of the named executive officer's workplace to a location that is more than 30 miles away from work location specified in his employment agreement; (d) our failure to extend the expiration date of his employment agreement; or (e) our breach of a material provision of his employment agreement. For Dr. McAuliffe and Ms. Thompson, “good reason” generally means any of the following events: (a) a material diminution in annual base salary; (b) a material diminution in authority, duties, responsibilities or reporting structure; (c) notification of a material change in geographic work location; or (d) we have materially breached such officer's Severance Agreement.

(4)
“Disability” generally means that the named executive officer is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(5)
Upon the consummation of a “change of control,” 50% of the named executive officer's then unvested time-based stock options will become vested, in accordance with the terms of his employment agreement.

(6)
Upon the consummation of a “change of control,” 50% of the unvested portion of each time-based stock option awarded to Dr. McAuliffe and Ms. Thompson on April 14, 2009, August 5, 2010, August 23, 2010, March 31, 2011, March 30, 2012 and March 29, 2013, will become vested in accordance with the terms of such option.

(7)
If Mr. Clark's employment is terminated by us without “cause” or by Mr. Clark for “good reason” (and other than for death or “disability”), then Mr. Clark will receive, pursuant to his employment agreement, (a) cash payments equal in the aggregate to two times the sum of his annual base salary and annual target bonus; (b) company-paid medical insurance premiums after termination for up to 18 months, with reimbursement for medical insurance coverage for an additional six months if Mr. Clark remains covered under our group medical insurance plan for the first 18 months (with such reimbursement in an amount not to exceed our previous monthly contribution for medical insurance premiums, provided such benefit, either the company-paid premiums or reimbursement, will terminate immediately if Mr. Clark is offered comparable coverage in connection with his employment by another employer); (c) accelerated vesting of time-based options as if Mr. Clark's service had terminated one year later; (d) a pro-rata bonus for the fiscal year of termination based on the percentage of time he was employed in such fiscal year; and (e) his annual bonus for the completed fiscal year prior to the year of termination, if not already paid. Mr. Clark's receipt of such severance benefits is conditioned upon him providing us with a release of claims against us, our affiliates and related parties.

(8)
If the named executive officer's employment is terminated by us without “cause” or by the named executive officer for “good reason” (and other than for death or “disability”), then the named executive officer will receive, pursuant to his employment agreement, (a) cash payments equal in the aggregate to one times the sum of the named executive officer's annual base salary and annual target bonus; (b) company-paid medical insurance premiums after termination for up to 12 months (provided such benefit will terminate immediately if the named executive officer is offered comparable coverage in connection with his employment by another employer); (c) accelerated vesting of time-based options as if the named executive officer's service had terminated one year later; and (d) the named executive officer's annual bonus for the completed fiscal year prior to the year of termination, if not already paid. The named executive officer's receipt of such severance benefits is conditioned upon the named executive officer providing us with a release of claims against us, our affiliates and related parties.

(9)
If the named executive officer's employment is terminated by us without “cause” or by the named executive officer for “good reason” (and other than for death or “disability”), then such officer will receive, pursuant to the Executive Severance Plan and related Severance Agreement, (a) cash payments equal in the aggregate to one-half of such officer's annual base salary; and (b) company-paid medical, dental and life insurance premiums after termination for up to six months (provided such benefit will terminate immediately if he or she is offered comparable coverage in connection with new employment). The named executive officer's receipt of such severance benefits is conditioned upon the named executive officer providing us with a release of claims against us, our affiliates and related parties.

(10)
If Mr. Clark's employment is terminated by us without “cause” or by Mr. Clark for “good reason” within 24 months after a “change of control” (and other than for death or “disability”), then pursuant to his employment agreement and in addition to the severance benefits described in footnote (7) above, Mr. Clark will receive full vesting acceleration of all unvested stock option awards as of his termination date.

(11)
If the named executive officer's employment is terminated by us without “cause” or by the named executive officer for “good reason” within 24 months after a “change of control” (and other than for death or “disability”), then pursuant to the named executive officer's employment agreement and in addition to the severance benefits described in footnote (8) above (except clause (c) therein), the named executive officer will receive full vesting acceleration of all unvested stock option awards as of his termination date.

(12)
If the named executive officer's employment is terminated by us without “cause” or by the named executive officer for “good reason” within 24 months after a “change of control” (and other than for death or “disability”), then pursuant to the Executive Severance Plan and the named executive officer's corresponding Severance Agreement thereto and in addition to the severance benefits described in footnote (9) above, the named executive officer will receive full vesting acceleration of all unvested stock option awards as of the officer's termination date.

(13)
If the named executive officer's employment is terminated due to his death, then, pursuant to his employment agreement, (a) his outstanding unvested time-based stock options will vest as if his termination date had occurred one year later; (b) his estate will receive six monthly installments of his base salary; and (c) his dependents will receive company-paid medical benefits for a period of six months following the date of his termination. The receipt of such benefits by the named executive officer's estate is conditioned upon the estate of the named executive officer providing us with a release of claims against us, our affiliates and related parties.

(14)
If the named executive officer's employment is terminated due to his “disability,” then, pursuant to his employment agreement, his outstanding unvested time-based stock options will vest as if his termination date had occurred one year later. The receipt of such benefits by the named executive officer is conditioned upon the named executive officer providing us with a release of claims against us, our affiliates and related parties.

2013 Nonqualified Deferred Compensation
The following table shows certain information for 2013 for the named executive officers under the Deferred Compensation Plan.

Non-Qualified Deferred Compensation (1)
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
Andrew S. Clark	—	—	—	—	—
Daniel J. Devine	—	—	—	—	—
Rodney T. Sheng	—	—	—	—	—
Jane L. McAuliffe	—	—	—	—	—
Diane L. Thompson	23,211	—	24,741	—	213,049

(1)
For more information regarding the material terms of the Deferred Compensation Plan, including the types of compensation permitted to be deferred and any limitations on the extent to which deferral is permitted, as well as material terms with respect to payouts, withdrawals and other distributions, see “Compensation Discussion and Analysis - Employee Benefits and Perquisites - Nonqualified Deferred Compensation Plan” above. There are no nonqualified deferred compensation earnings reflected in the “Summary Compensation Table - 2013” above because no named executive officer received above-market or preferential earnings on such compensation.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
In determining the compensation of our executive officers, the main goal of the Compensation Committee is to align the interests of our executive officers with the interests of our stockholders and the missions of our educational institutions. Accordingly, one of the primary objectives of the Compensation Committee in setting executive compensation is to incentivize and reward our executive officers for maintaining and enhancing the quality of our educational institutions. The Compensation Committee feels that emphasizing quality, particularly the quality of the academic process, is an appropriate indicator by which to measure and compare the performance of our executive officers when determining the amounts and types of compensation to be paid. The other primary objective of the Compensation Committee when setting executive compensation is to encourage our executive officers to increase the growth and profitability of our company, particularly as measured by revenue and EBITDA. “EBITDA” is a non-GAAP financial measure that is defined to mean net income plus interest expense, less interest income, plus income tax expense and plus depreciation and amortization.
The Compensation Committee believes in a “pay-for-performance” philosophy for the named executive officers, and that a substantial portion of the overall compensation package for each executive officer should be variable and tied to the achievement of the objectives described above. Further, the Compensation Committee seeks to pay our executive officers at levels that are generally consistent with those paid at other similarly-sized companies in our industry, in order to maintain both an adequate level of retention while also providing sufficient incentive to achieve our objectives.
Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the Board of Directors believe that our compensation design and practices are effective in implementing our executive compensation goals.
We are required to submit a proposal to stockholders for a non-binding advisory vote to approve the compensation of our named executive officers pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this proxy statement. Accordingly, the following resolution is submitted for stockholder vote at the 2014 Annual Meeting of Stockholders:
“RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
As this is an advisory vote, the result will not be binding on the Company, the Board of Directors or the Compensation Committee, although the Compensation Committee will consider the outcome of the vote when evaluating our compensation principles, design and practices. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of our named executive officers, as disclosed in this 2014 Proxy Statement.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS 2014 PROXY STATEMENT

PROPOSAL 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We are asking you to ratify the appointment of PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for the year ending December 31, 2014. PwC has audited our financial statements annually since 2008. Representatives of PwC are expected to be present at the 2014 Annual Meeting of Stockholders, will have an opportunity to make a statement should they desire to do so and will be available to respond to appropriate questions.
Although our bylaws do not require that our stockholders approve the appointment of our independent registered public accounting firm, our Board of Directors is submitting the selection of PwC to our stockholders for ratification as a matter of good corporate practice. If our stockholders vote against the ratification of PwC, our Board of Directors will reconsider whether to continue to retain the firm. Even if our stockholders ratify the appointment, our Board of Directors may choose to appoint a different independent registered public accounting firm at any time during the year if our Board of Directors determines that such a change would be in the best interests of our company and our stockholders.
Independent Registered Public Accounting Firm Fees and Services
The following table presents fees for professional audit and other services rendered by PwC for the audit of our annual consolidated financial statements as of and for the years ended December 31, 2013 and 2012 and fees billed for other services rendered by PwC during those periods.

	2013	2012
Audit Fees(1)	$2,145,500	$1,942,035
Audit‑Related Fees(2)	50,000	50,000
Tax Fees(3)	303,000	217,876
All Other Fees(4)	2,250	2,250
Total	$2,500,750	$2,212,161

(1)
Audit Fees consist of the aggregate billed fees for 2013 and 2012 for professional services rendered for the audit of our annual consolidated financial statements and the review of consolidated financial statements included in our quarterly reports, or professional services rendered in connection with our filing of various registration statements or otherwise normally provided by PwC in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees consist of the aggregate fees billed in 2013 and 2012 for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under Audit Fees. Such fees primarily related to auditing unusual transactions, compliance advice regarding Section 404 of the Sarbanes-Oxley Act of 2002 and assurance related to information technology.

(3)
Tax Fees consist of the aggregate fees billed in 2013 and 2012 for professional services rendered for tax compliance, responses to tax audits, tax advice and tax planning. Such fees primarily related to federal and state tax compliance, planning and consulting.

(4)
All Other Fees consist of the aggregate fees billed in 2013 and 2012 for products and services other than the services reported under Audit Fees, Audit-Related Fees or Tax Fees. Such fees related to a subscription for accounting software.

Audit Committee Pre-Approval Policy
Our Audit Committee has adopted a Pre-Approval Policy pursuant to which the Audit Committee must pre-approve the audit and non-audit services performed by our independent registered public accounting firm, to assure that the provision of such services does not impair the firm's independence. Before we may engage the independent registered public accounting firm to render a service, the engagement must be either specifically approved by the Audit Committee or entered into pursuant to the Pre-Approval Policy. The Audit Committee may consider the amount or range of estimated fees as a factor in determining whether a proposed service would impair the independence of our independent registered public accounting firm. Under the Pre-Approval Policy, the Audit Committee may delegate pre-approval authority to one or more of its members, and has delegated pre-approval authority to Mr. Crandall as Chair of the Audit Committee. The member or members to whom such authority is delegated are required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee may not delegate to management the Audit Committee's responsibilities to pre-approve services to be performed by our independent registered public accounting firm.

All services provided by PwC during fiscal years 2013 and 2012 were pre-approved by the Audit Committee. The Audit Committee has considered the role of PwC in providing services to us for the year ending December 31, 2014, and has concluded that such services are compatible with their independence as our independent registered public accounting firm.
Vote Required
Ratification of PwC as our independent registered public accounting firm for the year ending December 31, 2014, requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at a meeting at which a quorum is present. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” the proposal. Broker non-votes are not counted as votes for or against this proposal, but the number of votes cast in favor of this proposal must be at least a majority of the shares present in person or by proxy and entitled to vote.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION
OF PRICEWATERHOUSECOOPERS LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
The following Audit Committee Report shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filings under the Securities Act or the Exchange Act except to the extent we specifically incorporate it by reference into such filing.
The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management is responsible for the preparation, presentation and integrity of the financial statements, including establishing accounting and financial reporting principles and designing systems of internal control over financial reporting. Our independent registered public accounting firm is responsible for expressing an opinion as to the conformity of our consolidated financial statements with generally accepted accounting principles. The Audit Committee operates pursuant to a charter that is available on our website at http://www.bridgepointeducation.com under “Investor Relations-Corporate Governance Highlights.”
In performing its responsibilities, the Audit Committee has reviewed and discussed, with management and PricewaterhouseCoopers LLP, or PwC, our independent registered public accounting firm, the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013. The Audit Committee has also discussed with PwC the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.
The Audit Committee received written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding such firm's communications with the Audit Committee concerning independence, and discussed with PwC their independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of Bridgepoint Education, Inc. be included in the company's Annual Report on Form 10-K for the year ended December 31, 2013.

Dated: March 5, 2014	Audit Committee:
Dale Crandall, Chairman Ryan Craig Robert Hartman

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Charter of the Audit Committee provides that any related party transaction (or series of transactions) that may require disclosure under the rules of the SEC must be reviewed and approved by the Audit Committee. When evaluating such transactions, the Audit Committee focuses on whether the terms of such transactions are at least as favorable to us as terms we would receive on an arm's-length basis from an unaffiliated third party.
The following is a description of transactions since January 1, 2011, to which we have been a party, in which the amount involved exceeds $120,000 in any year and in which any of our directors, executive officers or holders of more than five percent of our common stock or any member of the immediate family of any of the foregoing persons has had or will have a direct or indirect material interest. This description does not cover (1) compensation arising from our executive officers' employment relationships or transactions or compensation to directors which are described elsewhere in this prospectus under “Corporate Governance-Director Compensation” and “Executive Compensation” or (2) compensation approved by our Compensation Committee that is earned by executive officers that are not named executive officers.
Indemnification Agreements
Our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. Additionally, as permitted by Delaware law, we have entered into indemnification agreements with each of our directors and executive officers.
Nominating Agreement with Warburg Pincus
In February 2009, we entered into a nominating agreement with Warburg Pincus. Under the nominating agreement, as long as Warburg Pincus beneficially owns at least 15% of the outstanding shares of our common stock, we agree, subject to our fiduciary obligations, to nominate and recommend to our stockholders that two individuals designated by Warburg Pincus be elected to the Board of Directors. If at any time Warburg Pincus beneficially owns less than 15% but more than 5% of the outstanding shares of our common stock, we agree, subject to our fiduciary obligations, to nominate and recommend to our stockholders that one individual designated by Warburg Pincus be elected to the Board of Directors.
Second Amended and Restated Registration Rights Agreement
In August 2009, we entered into a Second Amended and Restated Registration Rights Agreement with Warburg Pincus and certain other security holders, including some of our executive officers and directors (Messrs. Clark, Sheng, Devine, Woodard and Craig, Ms. Dackerman and Dr. McAuliffe). The material terms of this agreement are described below.
Demand Registration Rights. So long as we are eligible to file a registration statement with the SEC, Warburg Pincus may request we effect a registration at any time, provided that anticipated aggregate public offering proceeds (before any underwriting discounts and commissions) will not be less than $7.5 million. We may postpone the filing of any such registration statement for up to 90 days once in any 12-month period. If during that 90 day period we file a registration statement and we are actively employing in good faith all reasonable efforts to cause such registration statement to become effective, then we may further postpone any demand registration until 180 days after the effective date of the currently filed registration statement. We may also postpone the filing of any such registration statement for up to 180 days once in any 12-month period if our Board of Directors determines in good faith that the filing would be seriously detrimental to our stockholders or us.
Form S-3 Registration Rights. If we are eligible to file a registration statement on Form S-3, Warburg Pincus may request that we register their shares of common stock for resale on a Form S-3 registration statement, provided that the total proceeds of the shares to be offered is more than $5.0 million and that the request is not made within 180 days of the effective date of our most recent Form S-3 registration statement in which the securities held by Warburg Pincus could have been included for sale or distribution. We are also not obligated to file a Form S-3 registration statement in any jurisdiction where we would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, subject to certain restrictions. Warburg Pincus has the right to request an unlimited number of registrations on Form S-3. In July 2011, we filed a Form S-3 registration statement upon the request of Warburg Pincus, registering the resale of 34,589,220 shares of common stock held by Warburg Pincus. Warburg Pincus continues to hold 27,710,574 of such shares of common stock.
Payment of Registration Expenses. We are required to pay certain legal fees and other expenses on behalf of Warburg Pincus and other parties to the agreement in connection with any registration. For our initial public offering and a withdrawn secondary offering in 2009, we paid $269,000 in fees and other expenses on behalf of Warburg Pincus and $61,000 in fees and other expenses on behalf of the other selling stockholders. For the Form S-3 registration statement we filed on behalf of Warburg Pincus in July 2011, we paid $168,000 in fees and other expenses on behalf of Warburg Pincus.

Piggyback Registration Rights. If we register any shares of common stock under the Securities Act in connection with a public offering, the stockholders with piggyback registration rights have the right to include in the registration shares of common stock held by them or which they can obtain upon the exercise or conversion of another security, subject to specified exceptions. The underwriters of any offering have the right to limit the number of shares registered by these stockholders due to marketing reasons. If the total amount of shares of common stock these stockholders wish to include exceeds the total amount of shares which the underwriters determine the stockholders may sell in the offering, the shares to be included in the registration will be subject to cutbacks as specified in the agreement.
Master Purchase Agreement with Spigit, Inc.
In July 2011, we entered into a Master Purchase Agreement with Spigit, Inc. (“Spigit”). Spigit has developed certain social collaboration software and an online social collaboration system that captures, analyzes and quantifies interactions among participants. In July 2012, we entered into an addendum to the Master Purchase Agreement providing for additional user licenses and professional services. We paid Spigit a total of $253,000, $789,000 and $137,000 under the Master Purchase Agreement, as amended, in 2011, 2012 and 2013, respectively. Two funds controlled by Warburg Pincus, LLC, were significant investors in Spigit. Warburg Pincus, LLC, controls Warburg Pincus Private Equity VIII, LP, our majority stockholder. In September 2013, Spigit merged with Mindjet LLC. The two funds controlled by Warburg Pincus, LLC that were significant investors in Spigit own less than 5% of the post-merger entity.
Agreements with iParadigms, LLC
In June 2009, we entered into a Registration Agreement with iParadigms, LLC (“iParadigms”), as amended, pursuant to which we license certain software to detect and prevent student plagiarism. This agreement was amended in October 2012 to extend its term until October 2015. In August 2009, we entered into an iThenticate Registration Agreement with iParadigms, as amended, pursuant to which we license certain software to detect and prevent professional plagiarism. Under these agreements, we paid iParadigms less than $120,000 in 2011 and $285,000 and $25,000 in 2012 and 2013, respectively. A fund controlled by Warburg Pincus, LLC, is a significant investor in iParadigms. Warburg Pincus, LLC, also controls Warburg Pincus Private Equity VIII, LP, our majority stockholder.
Consulting Services Agreements with Andrew Miller
In March 2014, we entered into a consulting services agreement with Andrew Miller, who served on our board of directors until July 31, 2013. Under the consulting services agreement, which terminated on March 10, 2014, we are obligated to pay Mr. Miller $100,000, as well as out-of-pocket travel expenses, for services that include, but are not limited to, drafting strategic marketing and product analyses and otherwise generally being available to assist our executive officers analyze our competitive market environment.
Previously, we had entered into a consulting services agreement with Mr. Miller in November 2013, which terminates on May 5, 2014 (or sooner, as agreed upon by the parties), in which we are obligated to pay Mr. Miller $1,800 per calendar day (which such work days are capped at 10 days for every 90-day period), as well as out-of-pocket travel expenses, for management consulting services.
Net Share Issuance and Share Repurchase
In September 2012, our Board of Directors, upon the recommendation of the Compensation Committee, adopted a net issuance program to allow for the exercise of options held by Messrs. Clark, Devine and Sheng prior to their expiration. The options, if unexercised, would have expired in April 2014. Upon the exercise of options pursuant to the program, we retained shares sufficient in value to cover the aggregate option exercise price and the then-applicable withholding taxes. In November 2012, California voters approved Proposition 30, which retroactively imposed additional state taxes on participants in the net issuance program. In December 2012, we repurchased a number of shares from Messrs. Clark, Devine and Sheng sufficient in value to cover such additional state taxes ($547,000, $34,000 and $21,000, respectively). The repurchase was approved by our Board of Directors following approval and recommendation of the Compensation Committee and Audit Committee. The shares were repurchased at a price equal to the closing price of our common stock on the New York Stock Exchange on the day the repurchase was approved by our Board of Directors. No shares were sold into the market in connection with either the option exercises pursuant to the net issuance program or the share repurchase.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes the number of outstanding options and rights granted to our employees, consultants, and directors, as well as the number of shares of common stock remaining available for future issuance, under our equity compensation plans as of December 31, 2013:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1) (2)	6,587,804	(3)	$13.88	(4)	4,801,638
Equity compensation plans not approved by security holders	—		$—		—
Total	6,587,804		$13.88		4,801,638

(1)	Consists of our 2005 Stock Incentive Plan, 2009 Stock Incentive Plan, and Employee Stock Purchase Plan.

(2)
Our 2009 Stock Incentive Plan provides for annual increases in the number of shares available for issuance thereunder on January 1, 2010 and on each subsequent January 1 through and including January 1, 2019, equal to the least of (A) two percent (2%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year, (B) 1,300,000 shares of our common stock, or (C) such lesser amount as the Board of Directors may determine. Consistent with the 2013 amendment and restatement of our 2009 Stock Incentive Plan, the number of shares available for issuance pursuant to our 2009 Stock Incentive Plan will also increase on a one-for-one basis for each option previously issued pursuant to our 2005 Stock Incentive Plan that, in the future, expires or terminates without having been exercised in full or is forfeited to or repurchased by the Company. Our Employee Stock Purchase Plan provides for annual increases in the number of shares available for issuance thereunder on January 1, 2010 and on each subsequent January 1 through and including January 1, 2019, equal to the least of (A) one percent (1%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year, (B) 400,000 shares of our common stock, or (C) such lesser amount as the Board of Directors or Compensation Committee may determine.

(3)
Includes 1,098,517 shares of common stock subject to restricted stock units that entitle each holder to one share of common stock for each such unit that vests over the holder's period of continued service.

(4)
Calculated with taking into account the 1,098,517 shares of common stock subject to outstanding restricted stock units that become issuable as those units vest, without any cash consideration or other payment required for such shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on copies of these reports provided to us and written representations that no other reports were required, we believe that these persons met all of the applicable Section 16(a) filing requirements during the year ended December 31, 2013.

OTHER MATTERS
We know of no other matters to be submitted at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the individuals we have designated as proxies to vote the shares that they represent in accordance with their judgment.
For further information about Bridgepoint Education, Inc., please refer to our Annual Report on Form 10-K for the year ended December 31, 2013, which accompanies this proxy statement. Our Annual Report on Form 10-K was filed with the SEC on March 17, 2014, and is publicly available on our website at www.bridgepointeducation.com. You may also obtain a copy by sending a written request to Bridgepoint Education, Inc., Attn: Investor Relations, 13500 Evening Creek Drive North, San Diego, California 92128.

By order of the Board of Directors,
/s/ Diane L. Thompson
Diane L. Thompson Senior Vice President, Secretary and General Counsel
Dated: April 18, 2014

BRIDGEPOINT EDUCATION, INC.
1300 EVENING CREEK DRIVE NORTH
SAN DIEGO, CA 92128

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BPI2014**
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M68630-P46807 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

BRIDGEPOINT EDUCATION, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of three Class II Directors for a three-year term expiring at the 2017 Annual Meeting of Stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Dale Crandall
02) Adarsh Sarma
03) Marye Anne Fox

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 28, 2014:
The Notice and Proxy Statement and 2013 Annual Report are available at www.proxyvote.com.

M68631-P46807

2014 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
OF BRIDGEPOINT EDUCATION, INC.

The undersigned hereby appoint(s) Andrew S. Clark and Daniel J. Devine and each of them, with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Bridgepoint Education, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 28, 2014, or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED "FOR" THE ELECTION OF ALL CLASS II DIRECTOR NOMINEES UNDER PROPOSAL 1, "FOR" PROPOSALS 2 AND 3 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side